UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

Arlington Asset Investment Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all box that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 16, 2022

To the Shareholders of Arlington Asset Investment Corp.:

The 2022 annual meeting of shareholders (the “Annual Meeting”) of Arlington Asset Investment Corp. (NYSE: AAIC) (“we,” “us,” “our,” “AAIC,” or the “Company”) will be held on June 16, 2022, at 9:00 a.m. (Eastern Time) at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue NW, 9th Floor, Washington, DC 20037 for the following purposes:

1.	To elect six director nominees to the Company’s Board of Directors (the “Board”), to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2022;
3.	To hold an advisory vote on executive compensation;
4.

To ratify the second amendment to the Company’s Shareholder Rights Agreement to extend the term in an effort to continue to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards, net capital loss carryforwards and built-in losses under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended;

5.

To consider a shareholder proposal regarding the recommendation that the Board take all lawful, extraordinary actions necessary to effectuate the liquidation of the Company (the “Liquidation Proposal”); and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of the Company’s common stock outstanding at the close of business on the record date, April 18, 2022, are entitled to vote at the Annual Meeting.  A list of shareholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting at the Company’s principal executive office, which is located at 6862 Elm Street, Suite 320, McLean, Virginia 22101.

Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented and voted. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 2, 2022 to our shareholders of record as of April 18, 2022. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) over the Internet, how to authorize your proxy to vote via the internet, telephone or mail, and how to request a paper copy of the proxy statement and Annual Report if you so desire. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

By Order of the Board of Directors,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary

McLean, Virginia

May 2, 2022

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on June 16, 2022. The proxy statement for the 2022 Annual Meeting of Shareholders and the Company’s 2021 Annual Report to Shareholders are available electronically at www.proxyvote.com as well as on our website at www.arlingtonasset.com.

ARLINGTON ASSET INVESTMENT CORP.

ARLINGTON	ASSET INVESTMENT

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD June 16, 2022

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:

The Board is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on June 16, 2022. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. The Notice is being mailed on or about May 2, 2022, in connection with the solicitation of proxies on behalf of the Board.

Q:	When and where is the Annual Meeting?
A:	The Annual Meeting will be held on June 16, 2022, at 9:00 a.m. (Eastern Time) at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue NW, 9th Floor, Washington, DC 20037.
Q:	What information is contained in these materials?
A:

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information.

Q:	What matters will be voted on at the Annual Meeting?
A:	At the Annual Meeting, shareholders will consider and vote on:
•	the election of six director nominees to our Board, to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2022;
•	an advisory vote on executive compensation;
•	a proposal to ratify an amendment to the Company’s Shareholder Rights Agreement (the “Second Amendment”) to extend the term of the Shareholder Rights Agreement for an additional three years; and
•	a shareholder proposal regarding the recommendation that the Board take all lawful, extraordinary actions necessary to effectuate the liquidation of the Company.

We are not aware of any other matters to be presented at the Annual Meeting.

Q:	How does our Board recommend that shareholders vote?
A:	The Board recommends that you vote your shares as follows:
•	“FOR” the election of all six director nominees recommended by our Board and named in this proxy statement;
•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2022;
•	“FOR” the approval of our executive compensation on an advisory basis;
•	“FOR” the ratification of the Second Amendment of the Company’s Shareholder Rights Agreement; and
•	“AGAINST” the shareholder proposal regarding the recommendation that the Board take all lawful, extraordinary actions necessary to effectuate the liquidation of the Company.

Q:Who can vote at the Annual Meeting?

A:

You are entitled to vote at the Annual Meeting if you are a shareholder of record as of the close of business on the record date, April 18, 2022.  At the close of business on the record date, 29,686,914 shares of our common stock were outstanding.

Q:	What is the difference between holding shares in “street name” versus holding shares of record?
A:

If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of those shares, which are held in “street name.” If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares. Most of the Company’s shareholders hold their shares in “street name”.

If you hold these shares of record, the Notice is being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote your shares at the Annual Meeting. You may also submit voting instructions prior to the meeting as described below under “How can I vote my shares prior to the Annual Meeting?”

If you hold these shares beneficially in “street name”, the Notice is being forwarded to you by your broker, bank, trustee or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote the shares in your account.  As a beneficial owner, you are also invited to attend the Annual Meeting.  However, beneficial owners generally cannot vote their shares directly because they are not the shareholder of record; instead, beneficial owners must instruct the broker, bank, trustee or other nominee how to vote their shares using the method described below under “How can I vote my shares prior to the Annual Meeting?”

Q:	How can I access the proxy materials and Annual Report?
A:

You may access this proxy statement and our Annual Report (including exhibits) at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” In order to reduce our costs of printing and mailing proxy materials and in order to reduce the impact on the environment of our annual proxy solicitation, we have opted to make this proxy statement and our Annual Report available electronically via the Internet, as permitted by SEC rules, rather than in printed form. This “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs of our Annual Meeting.

Q:	How can I vote my shares prior to the Annual Meeting?
A:

To vote your shares prior to the Annual Meeting, please follow the instructions on the Notice, on your proxy card or on the instructions that accompanied your proxy materials.  Per these instructions, shareholders of record will have the ability to vote their shares prior to the meeting using one of the following methods:

Internet: You may authorize your proxy online via the Internet by accessing the website www.proxyvote.com and following the instructions provided on the Notice or proxy card.  Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) the day before the date of the Annual Meeting.  To vote by Internet, you will need to use the 16-digit control number listed on the Notice or proxy card.  Have your proxy card in hand when you access the web site and follow the additional steps when prompted.

Telephone: You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903.  Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) the day before the date of the Annual Meeting.  To vote by telephone, you will need to use the 16-digit control number listed on the Notice or proxy card.  Have your proxy card in hand when you call and follow the additional steps when prompted.

Mail: If you requested paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the postage-paid reply envelope provided to you with the paper proxy materials.

Q:	What is a broker non-vote?
A:

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner in “street name” has discretionary authority to vote on “routine” matters brought before the Annual Meeting, but the beneficial owner of the shares fails to provide the broker or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the Annual Meeting.  The only “routine” matter being brought to a vote at the Annual Meeting of which we are aware is the ratification of the appointment of PwC.  Accordingly, your broker holding your shares may not be able to vote your shares on (i) the election of directors, (ii) the advisory vote on executive compensation, (iii) the ratification of the second amendment to the Company’s Shareholder Rights Agreement, (iv) the shareholder’s Liquidation Proposal and (v) other important matters at the Annual Meeting unless you direct them how to vote.

The impact of broker non-votes, if any, on the outcome of the matters to be voted on at the Annual Meeting are described below under “How are votes counted?”

Q:	How can I change my vote or revoke my proxy?
A:

If you are the shareholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our corporate secretary at our principal executive office (6862 Elm Street, Suite 320, McLean, VA 22101);
•	submitting a new proxy at a later date via the Internet, telephone or by mail; or
•

voting via the Internet during the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy unless: (i) you give proper written notice of revocation to our corporate secretary before the proxy is exercised; or (ii) you vote online during the Annual Meeting).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Q:	Can I attend the Annual Meeting?
A:

If you are a shareholder, you are invited to attend the Annual Meeting in person and you are entitled to vote your shares at the Annual Meeting if you attend in person.  To attend the Annual Meeting, we ask that you pre-register by sending an email to ir@arlingtonasset.com that includes your name to ensure that we register you with the security desk at the Annual Meeting location.

If you are a shareholder of record as of the record date, you will need to bring valid photo identification.

If you hold your shares in street name, you will need to bring valid photo identification and an account statement, a copy of your voting instruction form or other evidence acceptable to us of ownership of your shares as of the close of business on the record date.  If you hold your shares in street name and wish to vote in person at the Annual Meeting, you also will need to contact your nominee and obtain a “legal proxy” from your nominee and bring it to the Annual Meeting.  Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting.

Q:	What is the quorum requirement for the Annual Meeting?
A:

A quorum is required to conduct business at the Annual Meeting. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning a proxy card and you have not revoked your proxy or (2) attend the Annual Meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present.

Q:	How are votes counted?
A:	Election of Directors

In the election of the six director nominees, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the director nominees. If a quorum is present at the Annual Meeting, in an uncontested director election, directors will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors, although they will be considered present for the purpose of determining the presence of a quorum. Under our Bylaws, cumulative voting is not permitted.

Under the terms of our Corporate Governance Guidelines, if a nominee for director receives a greater number of votes “against” than votes “for” his or her election, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign within 90 days following the shareholder vote, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

Ratification of Appointment of PwC

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2022.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2022 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Advisory Vote on Executive Compensation

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to advisory vote on the compensation of the Company’s executive officers.

If a quorum is present, the advisory vote on executive compensation will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. Voting for this proposal is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Ratification of the Second Amendment of the Company’s Shareholder Rights Agreement

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the Second Amendment to the Company’s Shareholder Rights Agreement.

If a quorum is present, the proposal to ratify the Second Amendment to the Company’s Shareholder Rights Agreement will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Shareholder’s Liquidation Proposal

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Liquidation Proposal.

If a quorum is present, the proposal to approve the Liquidation Proposal will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Q:	Who will count the votes cast at the Annual Meeting?
A:

The Company will appoint an independent inspector of election to serve at the Annual Meeting. The independent inspector of election for the Annual Meeting will determine the number of votes cast by holders of common shares for all matters.

Q:	How can I find the voting results of the Annual Meeting?
A:

We will include the voting results in a Current Report on Form 8-K that we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results by the time the original Current Report on Form 8-K is filed.

Q:	How can I obtain a copy of the Company’s 2021 Annual Report?
A:

A copy of our Annual Report, including our consolidated financial statements and the notes thereto but excluding exhibits, is available online on at www.proxyvote.com as well as on our website at www.arlingtonasset.com under “Investor Relations — SEC Filings.” Shareholders may obtain an additional printed copy of our Annual Report (without exhibits) by contacting our Investor Relations department in writing c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, VA 22101, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

Q:	How do I obtain a separate Notice if I share an address with other shareholders?
A:

SEC rules allow for the delivery of a single copy of the proxy materials or Notice to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs and will reduce the impact on the environment of our annual proxy solicitation.  Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street name” for beneficial owners of our common stock and that distribute Notices they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:

The solicitation of proxies is being made by mail, telephone, the Internet or other electronic means. The cost of preparing this proxy statement, the accompanying proxy materials and the Notice, and the cost of any supplementary solicitations, which may be made by standard mail, e-mail, telephone or personally by our directors, officers or employees, will be borne by the Company. None of the Company’s directors, officers or employees will receive any additional or special compensation for soliciting your proxy.  We have engaged Alliance Advisors LLC (“Alliance Advisors”) to assist with the solicitation of proxies for an estimated fee of $6,000 plus reimbursement of expenses.  We have agreed to indemnify Alliance Advisors against potential certain liabilities arising out of our agreement with Alliance Advisors.

We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others in “street name” so that they may forward these proxy materials to the beneficial owners. The Company will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” beneficial owners to obtain their voting instructions.

Q:	May I propose actions for consideration at next year’s annual meeting of shareholders or nominate individuals to serve as directors?
A:

Shareholders may submit proposals for inclusion in our proxy statement for our 2023 annual meeting of shareholders under SEC Rule 14a-8, nominate individuals for election at our 2023 annual meeting and propose other business for consideration by our shareholders at our 2023 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:

•

Shareholder Proposals for Inclusion in 2023 Proxy Statement Pursuant to SEC Rule 14a-8. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2023 annual meeting of shareholders must be received by the Corporate Secretary no later than January 2, 2023. The proposal must comply with the procedures and requirements set forth in Rule 14a-8.

•

Other Shareholder Proposals and Nominations. Our Bylaws, which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director(s) or other business proposals to be addressed at our next annual meeting of shareholders may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 18, 2023, and no earlier than February 16, 2023, except as described below. The notice must contain the information required by our Bylaws.

In the event that the date of the 2023 annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting, our Bylaws provide that in order for a shareholder nomination for director or proposal to be presented at our 2023 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Any shareholder nomination for director or proposal should be mailed to: Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, VA 22101, Attention: Corporate Secretary.

Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Governance,” or may be obtained from the Corporate Secretary at the address shown above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified or their earlier death, removal or resignation.

The Nominating and Governance Committee of the Board has unanimously recommended for nomination, and the Board has unanimously nominated and recommended for election, the six nominees listed below under “Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected. Unless otherwise directed, the persons named as proxies intend to vote “FOR” the election of each of the nominees.

Set forth below is biographical information as of April 11, 2022 for each of the Board’s nominees for election.  Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board to propose a substitute nominee for any of the nominees named below, the persons named as proxies will vote the proxies for the remaining nominees and substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Nominees for Election as Directors

DANIEL E. BERCE, age 68, is our Chairman of the Board and has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc., a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010.  Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003.  Mr. Berce is also a director of FirstCash, Inc. (Nasdaq: FCFS), a publicly-traded consumer finance company, and AZZ, Inc. (NYSE: AZZ), a publicly-traded global provider of galvanizing services, welding services, specialty electrical equipment and highly engineered services.

Mr. Berce’s qualifications to serve as our Chairman and a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company.  He also has over 30 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies.  Mr. Berce is also a licensed Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

DAVID W. FAEDER, age 65, has served as a director of our Company since June 2013. Mr. Faeder is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman from 2000 to 2003, President from 1997 to 2000 and Executive Vice President and Chief Financial Officer from 1993 to 1997 of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the Resolution Trust Company in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Mr. Faeder is currently a director and chairman of the board of Federal Realty Investment Trust (NYSE: FRT), a publicly-traded real estate investment trust (“REIT”).

Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, his real estate investment experience from his time as a private real estate investor, and his past and present service on multiple public and private company boards, including his service on other companies’ audit committees as well as his past service on our Audit Committee, all of which had designated him as an “audit committee financial expert.”

MELINDA H. MCCLURE, age 54, has served as a director of our Company since January 2019. Ms. McClure was the Chairman and Chief Executive Officer of VisionBank (in Organization), which was formed to become a Virginia-chartered commercial bank and served as Executive Vice President and Chief Strategy Officer and director of Old Dominion Bank following the two companies’ strategic combination. She served from 2006 to 2018 as the principal shareholder of Democracy Funding LLC, a registered broker-dealer. She held several positions at FBR & Co. (“FBR”), an investment bank, from 1991 to 2006, including senior managing director of investment banking focusing on middle market financial services and real estate companies. Ms. McClure is the lead independent director on the board of Independence Realty Trust, Inc. (NYSE: IRT), a publicly traded REIT that owns and manages multi-family communities. She served on the board of directors of the Bank of Georgetown, a privately held community bank headquartered in Washington, D.C., from its inception in 2005 to its sale to United Bank in 2016.

Ms. McClure’s qualifications to serve as a director include her 30 years of experience in the financial services, real estate and capital markets sectors, including particular expertise in mortgage and property REITs, asset managers, specialty lenders and regulated financial institutions. She has experience as a director of a publicly-traded REIT where she serves as the lead independent director and she has significant corporate finance experience having managed over $15 billion in capital markets and advisory assignments.  The Board has designated Ms. McClure as an “audit committee financial expert.”

RALPH S. MICHAEL, III, age 67, has served as a director of our Company since June 2006. He currently serves as Executive Vice President and Chairman of Fifth Third Bank, Greater Cincinnati, having served as Executive Vice President and Group Regional President of Fifth Third Bank from July 2015 until March 2018.  Prior to that he served as Chief Executive Officer of Fifth Third Bank, Greater Cincinnati since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. From 2003 to 2016, Mr. Michael served as a director of Key Energy Services, Inc. (NYSE: KEG), a publicly-traded company.  Mr. Michael is currently a director Cleveland-Cliffs Inc. (NYSE: CLF), a publicly-traded company.  He is also a director of Cincinnati Bengals, Inc., AAA Club Alliance and CSAA Insurance Exchange.  Mr. Michael also serves as the Chairman of the Board of TriHealth, Inc., a nonprofit hospital group, and as a trustee of Xavier University (Ohio).

Mr. Michael’s qualifications to serve as a director include the broad business, banking and finance background obtained through his 40 years of experience working in financial services, much of which has been in executive management positions which enable him to provide valuable insights on oversight matters, including banking, hedging and financial issues.  Mr. Michael’s qualifications also including his service on our and other companies’ audit committee.  The Board has designated Mr. Michael as an “audit committee financial expert.”

ANTHONY P. NADER, III, age 58, has served as a director of our Company since March 2015. Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, a principal investment firm that Mr. Nader co-founded in 2006. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company that provides technology protection. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Mr. Nader is currently a director of Federal Realty Investment Trust (NYSE: FRT), a publicly-traded REIT.  He is also the Chairman of the Inova Health System Board of Trustees.  He also serves as a director of Optoro, Inc., BigTeams, DuraStat and MusiCapital LLC.

Mr. Nader’s qualifications to serve as a director include his 30 years of business and leadership experience as a senior executive with NEW which, under his leadership, grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry.  Mr. Nader also has a substantial and diversified investment background as a founder of SWaN & Legend Venture Partners that has investments in growth-oriented companies as well as domestic and international real estate holdings.  In addition, Mr. Nader has extensive experience as a corporate board member, including his service on our and other companies’ audit committees. The Board has designated Mr. Nader as an “audit committee financial expert.”

J. ROCK TONKEL, JR., age 59, is our President and Chief Executive Officer, a position he has held since June 2014. He also has served as a director of the Company since March 2007. From February 2007 until June 2014, he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR.  Prior to this service, Mr. Tonkel served as FBR’s Executive Vice President and Head of Investment Banking, a position he assumed in February 2002.  Mr. Tonkel joined FBR in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.  Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury.

Mr. Tonkel’s qualifications to serve as a director include his 35 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance.  Further, his service as the Company’s Chief Executive Officer for the past seven years as well as his past position as President and Head of Investment Banking at FBR provide him with business and leadership experience in key areas of the investment and asset management industry.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF EACH

OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022.  A resolution will be presented at the Annual Meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the Annual Meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

If a quorum is present at the Annual Meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2022 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

Information Regarding Fees Paid to our Independent Accountants in 2021 and 2020

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2021 and 2020 were (dollars in thousands):

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$506	$521
Audit-Related Fees(2)	43	33
Tax Fees(3)	115	90
All Other Fees(4)	-	2
Total	$664	$646

(1)

Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.

(2)

Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above.

(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)

All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Audit Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2021.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, provides our shareholders with an advisory vote to approve our executive compensation. In view of the most recent voting results where our shareholders voted, on an advisory basis, to hold an advisory vote on executive compensation annually, our Board has determined that advisory votes on executive compensation will be submitted to our shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation.  This advisory vote gives our shareholders the opportunity to express their views on the compensation of our executive officers. Although this vote is advisory and is not binding, the Board and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis” and “Executive Compensation Tables,” our compensation program is designed to align the interests of management with those of our shareholders, apply a pay-for-performance philosophy and attract and retain top management talent. On an ongoing basis, our Board and Compensation Committee analyze our compensation program and believe that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our shareholders. For example:

•

A substantial portion of the total compensation paid or awarded to our executive officers is performance-based.  As further described under the “Compensation Discussion and Analysis” section, the Compensation Committee makes significant use of performance-based cash and equity awards that have rigorous performance metrics and align our executive compensation programs with the interests of our shareholders on both a short- and long-term basis.

•

The Compensation Committee annually evaluates our compensation practices with the support of an independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), and has adopted compensation practices that we believe align the interests of our executive officers with those of our shareholders.

•	The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based cash bonus for our executive officers.
•	We expanded the scope of our shareholder outreach program in 2021 to better understand what adjustment to our executive compensation programs shareholders might recommend.
•

The Compensation Committee conducts regular reviews, in consultation with Semler Brossy, of our executive compensation programs and performance metrics for both our short- and long-term incentive programs to ensure they effectively and appropriately incentivize our executive officers.  The Compensation Committee designed a compensation program that provides a mix and level of compensation to our executive officers that are competitive and reflect the Company’s and individual’s performance in achieving the Company’s goals and objectives over both the short- and long-term.

•

The Compensation Committee, along with support from management and Semler Brossy, regularly evaluates and conducts a risk assessment of our compensation programs to ensure they do not create unnecessary or excessive risks that are reasonably likely to have a material adverse consequence on the Company.

•

We do not have employment agreements with any of our executive officers that provide a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of our Board.

•	The Board has adopted stock ownership guidelines that apply to our executive officers and non-employee directors.
•

The Board has adopted a compensation “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements.

•	The Board has adopted a policy prohibiting its directors and employees from hedging or pledging the Company’s equity securities.

•	We do not provide perquisites or similar special benefits to our executive officers.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit or other retirement benefits to the executive officers other than the tax-qualified 401(k) plan available to all employees.

•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.
•	We hold a shareholder advisory vote on our executive compensation annually as opposed to every two or three years.

See the information set forth under “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information on these elements of our executive compensation program.

For these reasons, the Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2022 annual meeting of shareholders.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL NO. 4

RATIFICATION OF THE SECOND AMENDMENT TO OUR SHAREHOLDER RIGHTS AGREEMENT TO EXTEND THE TERM FOR THREE ADDITIONAL YEARS

Our shareholders are being asked to ratify the Second Amendment to the Company’s previously shareholder approved Shareholder Rights Agreement (as amended by the First Amendment on April 13, 2018, the “Rights Agreement”) to extend the term of the Rights Agreement for an additional three years beyond its 2022 expiration date.  The Rights Agreement was originally approved by our shareholders in 2009 and is intended and designed to protect the Company’s ability to use various tax benefits for the benefit of the Company and shareholders by reducing the likelihood of an “ownership change” occurring that would jeopardize the full utilization of such tax attributes.  On June 1, 2009, our Board of Directors approved, and on June 5, 2009, the Company adopted the Rights Agreement in an effort to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (“NOLs”), net capital loss carryforwards (“NCLs”) and built-in losses under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  Our shareholders originally approved the Rights Agreement at our 2010 annual meeting of shareholders held on June 2, 2010.  As of December 31, 2021, our estimated NOLs and NCLs were approximately $165.0 million and $127.1 million, respectively. The Rights Agreement is intended to reduce the risk of a substantial loss of potential tax benefits arising from our NOLs, NCLs and certain other tax attributes.  Our Board has determined that our NOLs and NCLs continue to be of fundamental importance to the Company’s business (including in the event that the Company decides to invest in other asset classes or pursue other business activities that may limit our ability to maintain our qualification as a REIT) and the continuation of the Rights Agreement to diminish the likelihood of an “ownership change” occurring under the Internal Revenue Code is in the best interests of the Company.  There is no guarantee that the Rights Agreement will prevent the Company from experiencing an ownership change or otherwise experiencing a reduction in our ability to utilize these tax attributes. Our Board has unanimously recommended and declared advisable that our shareholders approve the Second Amendment.

Background and Purpose of the Rights Agreement

On June 1, 2009, our Board of Directors approved the Rights Agreement and declared a dividend of one purchase right to purchase shares of our Class A Junior Preferred Stock (“Right”) for each outstanding share of the Company’s Class A common stock and Class B common stock, payable to shareholders of record as of the close of business on June 5, 2009. The Board adopted the Rights Agreement in an effort to protect against a possible limitation on the Company’s ability to use its NOLs, NCLs and built-in losses under Sections 382 and 383 of the Internal Revenue Code, which may be used to reduce potential future federal income tax obligations. The Company’s ability to use its NOLs, NCLs and built-in losses would be limited if there were an “ownership change” under Section 382 of the Internal Revenue Code. This would occur if shareholders owning (or deemed under Section 382 to own) 5% or more of the Company’s stock were to increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over a defined period of time. The Rights Agreement was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

Following the Board’s adoption of the First Amendment, the Rights and the Rights Agreement were scheduled to expire on the earliest of (i) June 4, 2022, (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Sections 382 and 383 of the Internal Revenue Code or any successor statute if the Board determines that the Rights Agreement is no longer necessary for the preservation of the applicable tax benefits, or (v) the beginning of a taxable year of the Company to which the Board determines that no applicable tax benefits may be carried forward.

On April 11, 2022 the Board approved and on April 11, 2022, the Company adopted the Second Amendment to the Rights Agreement to extend the expiration date of the Rights Agreement to the earliest of (i) June 4, 2025 (i.e., the date that is three years after the expiration date of the existing Rights Agreement), (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Sections 382 and 383 of the Internal Revenue Code or any successor statute if the Board determines that the Rights Agreement is no longer necessary for the preservation of the applicable tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no applicable tax benefits may be carried forward or (vi) the close of business on the final date of the Company’s 2022 annual meeting of shareholders if approval of the Second Amendment by the Company’s shareholders has not been obtained.

Shareholder approval of the Second Amendment is required by the final date of the Company’s 2022 annual meeting of shareholders or the Rights Agreement will automatically expire on that date. The proposal with respect to the Second Amendment will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

The following description of the Rights Agreement is qualified in its entirety by reference to the text of the Second Amendment, which is attached to this proxy statement as Annex A. You are urged to carefully read the Second Amendment in its entirety as the description below is only a summary.

Description of Rights Agreement, as amended by the Second Amendment

The Rights Agreement is intended to act as a deterrent to any person or group acquiring 4.9% or more of the Company’s outstanding Class A common stock (an “Acquiring Person”) without the approval of the Board. Any Right held by an Acquiring Person are void and may not be exercised. No Person shall be an Acquiring Person unless the Board shall have affirmatively determined, in its sole and absolute discretion, within ten (10) business days (or such later time as the Board may determine) after such person has otherwise met the requirements of becoming an Acquiring Person, that such person shall be an Acquiring Person.

The Rights. The Board authorized the issuance of one Right per each outstanding share of the Company’s Class A common stock and Class B common stock payable to shareholders of record as of the close of business on June 5, 2009.  As of February 2017, all issued shares of Class B common stock have been converted into Class A common stock and as a result there are no shares of Class B common stock issued and outstanding.  Subject to the terms, provisions and conditions of the Rights Agreement, if the Rights become exercisable, each Right would initially represent the right to purchase from the Company one ten-thousandth of a share of Series A Junior Preferred Stock for a purchase price of $21.30, subject to adjustment in accordance with the terms of the Rights Agreement (the “Purchase Price”). If issued, each fractional share of preferred stock would give the shareholder approximately the same dividend, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a Right does not give its holder any rights as a shareholder of the Company, including without limitation any dividend, voting or liquidation rights.

Exercisability. The Rights are generally not exercisable until the earlier of (i) 10 business days after a public announcement by the Company that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% or more of the Class A common stock. The date that the Rights may first become exercisable is referred to as the “Distribution Date.” Any transfer of shares of Class A common stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights may be transferred other than in connection with the transfer of the underlying shares of Class A common stock.

After the Distribution Date and following a determination by the Board that a person is an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Class A common stock having a market value of two times the Purchase Price.

Exchange. After the Distribution Date and following a determination by the Board that a person is an Acquiring Person, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Class A common stock or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of the Company’s preferred stock having similar Rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

Expiration. The Rights and the Rights Agreement will expire on the earliest of (i) June 4, 2025, (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Sections 382 and 383 of the Internal Revenue Code or any successor statute if the Board determines that the Rights Agreement is no longer necessary for the preservation of the applicable tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no applicable tax benefits may be carried forward and (vi) the close of business on the final date of the Company’s 2022 annual meeting of shareholders if approval of the Rights Agreement by the Company’s shareholders has not been obtained.

Redemption. At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Anti-Dilution Provisions. The Board may adjust the Purchase Price of the preferred shares, the number of preferred shares issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a forward or reverse stock split or a reclassification of the Class A Junior Preferred Stock or Class A common stock. No adjustments to the Purchase Price of less than 1% will be made.

Amendments. Before the Distribution Date, the Board may amend or supplement the Rights Agreement without the consent of the holders of the Rights.  Notwithstanding the foregoing, we are seeking shareholder ratification of the Second Amendment at the annual meeting. After the Distribution Date, the Board may amend or supplement the Rights Agreement only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Agreement, but only to the extent that those changes do not impair or adversely affect, in any material respect, any Rights holder and do not result in the Rights again becoming redeemable, and no such amendment may cause the Rights again to become redeemable or cause this Rights Agreement again to become amendable other than in accordance with the applicable timing of the Rights Agreement.

Possible Anti-Takeover Effects

Our Board unanimously recommends that the Second Amendment be approved for the reasons set forth in this proxy statement. You should be aware, however, that the Rights Agreement may have anti-takeover effects in that, subject to the limitations set forth above, it restricts the ability of a person or entity or group to accumulate our common stock such that they become an owner of 4.9% or more of the Company’s outstanding Class A common stock. Although the Rights Agreement is designed as a protective measure to preserve and protect our NOLs, NCLs and certain other tax attributes, the Rights Agreement may have the effect of impeding or discouraging an acquisition of common stock tender offer or other transaction if our Board does not grant an exemption. In addition, the Rights Agreement may impede the assumption of control by a holder of a large block of common stock in excess of the 4.9% threshold if an exemption is not granted.  The Rights Agreement should not interfere with any merger, acquisition or other business combination approved by the Board since the Board may exempt such merger, acquisition or business combination from the Rights Agreement. In addition, the Rights may be redeemed by the Company at any time as described above.

Neither the Rights Agreement nor the Second Amendment was adopted in response to any effort that we are aware of to accumulate our common stock or to obtain control of our Company. Our Board considers the Rights Agreement to be appropriate, reasonable and in the best interests of our Company and our shareholders because the Rights Agreement reduces the risk that we will be unable to utilize our available NOLs, NCLs and certain other tax attributes. In the opinion of our Board, the fundamental importance to us and our shareholders of maintaining the availability of the NOLs, NCLs and certain other tax attributes makes approval of the Rights Agreement an important value creation and value protection measure deserving of shareholder support.

THE BOARD UNANIMOUSLY RECOMMENDS

THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL

OF THE SECOND AMENDMENT TO THE COMPANY’S RIGHTS AGREEMENT.

PROPOSAL NO. 5

TO CONSIDER A SHAREHOLDER PROPOSAL FOR THE BOARD TO EFFECTUATE THE LIQUIDATION OF THE COMPANY

The following shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent.  The shareholder proponent, VA Property 1 LLC, 240 W. Main Street, Suite 100, Charlottesville, VA 22902, a beneficial owner of 1,350,000 shares of the Company’s common stock, submitted the Liquidation Proposal.

The Board recommends a vote AGAINST the Liquidation Proposal and asks shareholders to read through the Company’s response which follows the Liquidation Proposal below.

Liquidation Proposal

RESOLVED – Shareholders recommend that the Board of Directors (the “Board”) of Arlington Asset Investment Corp. (“Arlington Asset” or the “Company”) take all lawful, extraordinary actions necessary to effectuate the liquidation of the Company.

Shareholder Supporting Statement

After many years of underperformance, we believe Arlington Asset should be liquidated for the benefit of its shareholders.

In the five years preceding this writing (dated December 1st, 2021), the Company’s book value has declined by over 50%, while the common stock has fallen even more precipitously.

Despite these abysmal results, management has nonetheless been richly compensated at the expense of shareholders. Since January of 2020, CEO Rock Tonkel has “earned” over $3.5 million in personal compensation. This is an impressive figure by virtually any measure, but particularly compared to the $0.00 in common dividends that the Board has declared over the same period.

Fundamentally, we believe that management has proven incapable in its stewardship of the investment portfolio, and that the Board has failed to take the extraordinary actions warranted by the Company’s chronic underperformance. To these ends, we believe that shareholders would be best served by an orderly liquidation of the Company.

As of December 1st, 2021, Arlington Asset’s most recently reported book value per share exceeded its YTD average share price by over 50%, and its current share price by over 60%.  Stated simply, the Company would appear to offer far more value through a liquidation than it has generated as a going concern.

In our view, the time has come for the Board to fulfill its fiduciary duty to shareholders, and to end Arlington Asset’s persistent underperformance. In the interest of reclaiming the fair value of the Company’s assets, we would urge our fellow shareholders to vote in favor of this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE LIQUIDATION PROPOSAL

The Board unanimously recommends a vote AGAINST the Liquidation Proposal.

For the reasons set forth below, the Board believes that the approval of the Liquidation Proposal would not be in the best interests of the Company and its shareholders.

Summary

The Board, which is comprised of a group of persons with a diverse balance of knowledge, experience, background and capability who are acutely familiar with the Company's business, industry, risks and opportunities, believes that it is well-positioned to oversee our strategy, portfolio and value creation initiatives as well as decisions about fundamental business matters affecting the Company and our shareholders such as a liquidation.  As in the past, the Board – and management team – will continue to consider investor input and act in a manner that it considers to be in the best interests of our shareholders.  Along these lines:

The Board believes that our investment strategy, regularly reviewed and optimized as appropriate, advances the best interests of shareholders, evidenced by the transitions we have implemented to our portfolio and corporate strategies that have delivered a strong total return on capital in recent quarters.

The Board regularly reviews our business strategy with our management team with a goal of optimizing opportunities for enhancing overall shareholder value.  In 2020, our Board and management team conducted a comprehensive review of potential new investment strategies that could generate attractive risk adjusted returns for our shareholders while complementing our historical focus of investing in levered agency mortgage-backed securities (“MBS”).  Upon completing its review, our Board concluded that we should seek to reduce our risk by both lowering leverage and increasing liquidity while working towards building out a unique investment platform that would enable us to construct a portfolio of differentiated high return assets with compelling growth opportunities in large scale markets.  During 2020, we started to execute this strategic action plan to transition our business into new investment classes in mortgage servicing right (“MSRs”) related assets, single-family residential (“SFR”) rental properties and opportunistic credit assets that complement our historical levered agency MBS investment strategy.  The successful build out of these new investment silos began to produce strong returns in the latter half of 2021, as recently demonstrated by the Company producing the second largest economic return, measured as the change in book value per share plus dividends (“Economic Return”), for the fourth quarter of 2021 out of the 24 companies included in the FTSE Nareit Mortgage Home Financing Index.  We believe the successful execution of our carefully designed strategic plan has laid the foundation for the Company to produce strong shareholder returns over time, and the Board strongly believes that it is in the best interests of shareholders for the Company to continue with its current business plan.  In further support of our view that there is substantial intrinsic value in the Company, we continue to make accretive repurchases of shares of our common stock, totaling approximately 21% of the shares outstanding since the commencement of the repurchase program in 2020.

Conversely, the Board believes that the Liquidation Proposal is not in the best interests of shareholders, including because the Board believes that a liquidation of our assets would (i) deprive shareholders of potential upside from our value creation initiatives, (ii) not assure that shareholders would receive fair value for their shares of common stock and (iii) permanently surrender the substantial value of our tax benefits.

The Board strongly believes that a liquidation of our assets is not a prudent or value-maximizing strategy for the Company.  We do not believe a liquidation would result in proceeds that reflect the full value of our assets in light of the prospects we see for our business, as evidenced by our performance in recent quarters.  Thus, as discussed in greater detail below, the Board does not believe that a liquidation of our assets would result in shareholders receiving fair value for their shares of common stock, and that implementing the proposed liquidation is not in the best interests of our shareholders.

Highlights of the Successful Transition of Our Investment Portfolio

We transitioned our investment strategy over the last two years to focus primarily on the following priorities:

•

First, protect shareholder capital from the impact of inflation, rising interest rates and U.S. Federal Reserve monetary tightening policies, while maintaining relative low leverage and strong liquidity;

•

Second, create investment channels which complement our historical levered agency MBS investment strategy and diversify risk while improving our prospects for stronger and durable returns over time to maximize shareholder value.  As such, MSRs generally benefit from declining mortgage prepayment speeds associated with rising interest rates and effectively hedge agency MBS, while SFR investments benefit from rental income increases and home price appreciation associated with rising employment, wages and inflation; and

•	Third, maintain strong financial flexibility in order to return capital to shareholders through aggressively repurchasing shares of our common stock at accretive prices.

Our Board believes that the priorities listed above have served, and continue to serve, the best interests of our shareholders.  Overall, the Board is very encouraged by the progress we have made in transitioning our investment portfolio and is optimistic about our prospects going forward.  Specifically, we have taken positive steps towards our objective of complementing our core agency MBS portfolio with investment channels in MSR related assets, SFR rental properties and opportunistic credit investments, while operating with balance sheet flexibility through relative low leverage and strong liquidity.  Below are highlights of the successful transition of our investment portfolio:

•	We carefully and deliberately transitioned our investment portfolio over time:

•	Our MSR portfolio generated a 34% return during 2021 and has grown to 43% of our investment capital as of December 31, 2021.
•

Our SFR portfolio, initiated during the third quarter of 2021, grew to over $81 million as of December 31, 2021 and $125 million as of March 1, 2022(3), and is scaling in eight attractive U.S. markets with a better-than-expected unlevered current yields (bolstered by an attractive fixed-rate financing facility) while having the ability to experience home price appreciation with anticipated total levered returns in the double digits.

•	Our credit portfolio generated a total return of 17% during 2021 as we have taken advantage of attractive investment opportunities.
•

Our general and administrative expenses for 2021 were 7% lower than last year and 22% lower than 2019.  This significant reduction was achieved despite a strong tide of inflation and the costs associated with transitioning our portfolio.

•

We returned capital to shareholders through repurchases of approximately 21%(4) of our outstanding shares of common stock since the commencement of our repurchase program in 2020, producing book value accretion equal to $0.51 per share.

•

Produced the second largest Economic Return for the fourth quarter of 2021 out of all the companies included in the FTSE Nareit Mortgage Home Financing Index (consisting of 24 mortgage real estate investment trusts).

(1)	Investable capital is calculated as our GAAP shareholders’ equity plus long-term unsecured debt at the dates indicated.
(2)

Leverage ratio is calculated as the ratio of (a) the sum of repurchase agreement financing, net payable or receivable for unsettled securities, net contractual forward price of TBA commitments, debt secured by single-family properties and financing embedded in MSR financing receivables, less (b) cash and cash equivalents compared to investable capital.

(3)	Includes commitments to purchase properties of $20 million as of December 31, 2021 and an additional $20 million as of March 1, 2022.
(4)	For the period from the commencement of the share repurchase program through March 1, 2022.

Other Concerning Issues with the Liquidation Proposal

The Liquidation Proposal mandates a complete liquidation of the Company and that the Board take all legal action to pursue and implement such liquidation.  As discussed below, the Board believes there are a variety of additional serious issues in pursuing this alternative:

•

Simply put, there is no support to suggest that shareholders would receive fair value in a liquidation. The Liquidation Proposal implies, without any analysis or support, that our assets could or would be liquidated for an amount that would result in an immediate cash distribution to shareholders that would exceed the value that could be realized by shareholders over time if we continue to execute upon our current strategic plan. The Liquidation Proposal makes no reference to price, market conditions, negative tax implications or the merits of our current strategic plan. In the Board’s judgment, such a liquidation of the Company without regard to these factors will create an environment that could have the effect of reducing the perceived value of our assets to a distressed level, thus forcing us to negotiate with bidders from a position of weakness.

•

If we were to undertake a plan to liquidate all of our assets, some of the assets may be readily marketable, while others clearly would not.  We would be left to carry or dispose of the remaining assets under highly unfavorable conditions. This dynamic makes it even less likely that shareholders would receive fair value for their shares of common stock, as noted above.

•

The Liquidation Proposal is not a singular event and would not occur at a single point in time; rather, it would involve the sale of many assets and satisfaction of many liabilities, which can take years.  A full distribution of proceeds to shareholders would likely not occur for a significant period of time.

•	The Liquidation Proposal would also permanently surrender the value of our substantial tax benefits, consisting of tax loss carryforwards, if we were to liquidate.

Conclusion

The Board is optimistic that our management team will continue to successfully execute on our new investment strategy and build on our recent successes.  The Board and management team will continue to regularly review the strategy and value creation opportunities and pursue risk oversight measures.  We have taken great effort to transition the Company into a differentiated investment firm dedicated to developing high return programmatic investment channels.  As we continue to fully scale our MSR and SFR portfolios, we expect to demonstrate additional earnings power and value creation going forward.  We believe that our current diversified investment strategy can deliver attractive long-term returns to shareholders over time while we continue to maintain the financial flexibility to return capital to shareholders through accretive stock repurchases at today’s current stock prices or through dividends to shareholders if the discount of our stock price to our book value per share meaningfully narrows.

Conversely, liquidating the Company would force shareholders to surrender their current investment in exchange for a one-time, cash pay-out in an unplanned taxable event at an uncertain future date that our Board believes will net shareholders far less than the value of the assets currently working for them. The Board believes that the continuation of the Company’s investment strategies, regularly reviewed and adjusted as circumstances warrant, will deliver substantial more value to shareholders over time.

For numerous reasons, including those noted herein, the Board believes that the implications arising from embracing a proposal of complete liquidation would have a severe detrimental impact to our shareholders.  The Board should also retain its full discretion to determine the future course of the Company for the benefit of shareholders and our stakeholders. The Board recommends that you vote AGAINST the Liquidation Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“AGAINST” THE APPROVAL OF THE SHAREHOLDER PROPOSAL TO LIQUIDATE THE COMPANY.

INFORMATION ON OUR BOARD, ITS COMMITTEES AND
CORPORATE GOVERNANCE

The Board believes that its current composition and leadership structure offers the right balance of experience, qualifications and diversity of perspectives to provide expert and independent oversight of the Company’s business, strategy and management. The Board’s governance and leadership highlights include the following:

•	We do not have a classified or staggered Board.
•	Directors are elected by majority, not plurality, voting.
•	We have a resignation policy for directors who do not receive a majority vote.
•	We conduct a regular Board refreshment process.
•	83% of our directors are independent and one of our five independent directors is a woman.
•	We do not have the same person occupying the offices of the Chairman of the Board and Chief Executive Officer and our Chairman of the Board is independent.
•	Each of the Audit, Compensation and Nominating and Governance Committees of the Board are comprised entirely of independent directors.
•	All of our directors have real estate and investment management experience.
•	All of our directors are current or past chief executive officers, chief financial officers or chief operating officers.
•	The Board is committed to regular self-evaluation and refreshment practices.
•	We have rigorous stock ownership guidelines for our directors.
•

We have a robust continuing education program for our Board and each member of the Board has membership in the National Association of Corporate Directors, an independent authority on leading corporate boardroom and governance practices.

•	Our independent directors meet at least quarterly in executive session without management present.

Board Skills, Qualifications and Experience

Our Board members have significant ownership in the Company and they offer the right balance of skills, qualifications, experience, leadership and diversity of perspectives to provide expert and independent oversight over our business and strategy as demonstrated in the chart below:

*	Less than one percent.
(1)

Based on 29,686,914 shares of common stock outstanding as of April 18, 2022 (unless otherwise indicated). Shares of common stock subject to options or other awards currently exercisable, or exercisable within 60 days of April 18, 2022, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.  For additional information see “—Security Ownership of Management and Certain Beneficial Owners”.

(2)	Includes shares of the Company’s common stock, vested Deferred Stock Units (“DSUs”), Restricted Stock Units (“RSUs”) and Restricted Stock (“RSAs”).

Board Leadership Structure

Our Board currently separates the roles of Chairman and Chief Executive Officer, with the Chairmanship being held by Mr. Berce, an independent director.  Mr. Tonkel serves as our Chief Executive Officer, a position held since June 2014.

We recognize that strong independent leadership within our Board is important and believe that having an independent Chairman (or in the absence of an independent Chairman, the addition of a Lead Independent Director) is currently the best corporate governance structure for our Company.  In accordance with our Corporate Governance Guidelines, if our Chairman is not an independent director, the independent directors shall elect a Lead Independent Director who is elected annually to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Our current Chairman, Mr. Berce, is an independent director who coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the Chairman. In addition to the duties of all Board members, the Chairman is responsible for exercising oversight of the Board and to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith and discretion of the Chairman:

•	Presiding over non-committee meetings of the non-management independent directors;
•	Timing and agendas for Board and committee meetings;
•	Nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Chairman;
•	Retention of counsel or consultants who report directly to the Board or to the Chairman;
•	Delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	Delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;
•

Evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and

•	Recommending members for various Board committees, as well as selection of the committee chairs.

Independence of our Board

The listing standards of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel E. Berce, David W. Faeder, Melinda H. McClure, Ralph S. Michael, III and Anthony P. Nader, III.

Chief Executive Officer Succession Policy

In order to minimize the potential disruption to our Company upon the resignation, termination, death, disability or other form of absence of our Chief Executive Officer, our Board adopted a Chief Executive Officer Succession Plan Policy (the “CEO Succession Policy”). The CEO Succession Policy is general in nature and intended to provide the Board and Nominating and Governance Committee with contingency procedures upon such a succession of the Chief Executive Officer.

Board Refreshment

Board refreshment is important to our Company. The Nominating and Governance Committee of the Board rigorously evaluates all current directors and director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines.  Consideration of diversity is one of many attributes relevant to any nomination to the Board and is implemented through our Nominating and Governance Committee’s evaluation process.  Director candidates are nominated based on a consideration of each individual’s business experience and skills, independence, diversity, judgment, integrity, and the ability to commit sufficient time and attention to the activities of the Board. Further, the Nominating and Governance Committee annually assesses the composition and needs of the Board as a whole, including with respect to diversity, and such matters are also the subject of full Board discussions.

We believe that diversity is a valuable component of an effective and dynamic board, and we will continue to make diversity an integral part of our Board evaluation and nomination process.  As we think about the development of our Board and succession planning over the coming years, we plan to continue to improve upon the diversity of our Board members while maintaining a balance of knowledge, experience and capability on our Board, as exhibited by our most recent appointment of Ms. McClure.

We feel that the aforementioned Board characteristics are in the best interest of our Company and shareholders.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board held a total of seven meetings during 2021.  Each of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board and the Board committees on which they served in 2021.  In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet quarterly without the presence of our management directors.

Board Committees for 2021

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. The committee membership for 2021 and the number of meetings of each committee during 2021 are described below.  Mr. Tonkel does not serve on any of the Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel E. Berce	√	√
David W. Faeder		√ (Chairman)	√
Melinda H. McClure	√		√
Ralph S. Michael, III	√ (Chairman)	√
Anthony P. Nader, III	√		√ (Chairman)
Number of Meetings in 2021	4	8	5

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, and Mr. Berce, Ms. McClure and Mr. Nader. Among other responsibilities, the Audit Committee assists the Board in monitoring our financial reporting process and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that each of Messrs. Michael, Berce, Nader and Ms. McClure are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Faeder, who serves as Chairman, and Messrs. Berce and Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Nader, who serves as Chairman, and Mr. Faeder and Ms. McClure. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board in identifying qualified and diverse individuals to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development, and oversees the evaluation of the Board. The Board recently enhanced its oversight regarding environmental, social and governance (“ESG”) matters by charging the Nominating and Governance Committee with monitoring and overseeing the Company’s initiatives regarding ESG matters.  The Board has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer because the Board has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities as well as all officers, directors and employees of the Company. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on the Board on behalf of the Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations from our management and our shareholders.

Process for Identifying and Evaluating Director Candidates

The full Board reviews the composition of the Board on a regular basis in order to ensure that the Board is comprised of members that have the experience, qualifications and diversity of perspectives necessary to ensure expert and independent oversight of the Company’s strategy and management. The Board believes that the long-term interests of our shareholders are best served by a Board that strikes a balance between continuity of institutional knowledge and fresh, diverse perspectives. To that end, the Board’s most recent recruitment and selection process resulted in the successful appointment of Ms. McClure, which we believe added a Board member with a broad and diverse background that compliments the current strengths and experience of our other Board members.

The Nominating and Governance Committee thoroughly evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com, to ensure a continued match of their skill sets against the needs of the Company. The Nominating and Governance Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity, as one of many attributes relevant to a nomination to the Board, is implemented through the Nominating and Governance Committee’s evaluation process. In particular, the Nominating and Governance Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics are considered as part of the Nominating and Governance Committee’s annual assessment.

Although we do not have a formal policy regarding diversity on our Board of Directors, as we continue to refresh our Board over time, the Board and Nominating and Governance Committee considers diversity of race, ethnicity, gender, age, experience and background important factors in relation to its evaluation of director candidates and potential nominees.

Communications with the Board and Chairman of the Board

Shareholders and other persons wishing to communicate with the Board should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101.  Any such communication from shareholders must state the number of shares of common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board, a committee of the Board, the Chairman or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Environmental, Social and Governance Initiatives

General

We are committed to continuing to build healthy ESG principals into our corporate culture and are actively focused on the management and improvement of the Company’s efforts regarding ESG matters that are relevant to our business, shareholders and stakeholders.  Our Nominating and Governance Committee has primary oversight over our efforts regarding ESG matters.

Responsible Investing

As we continue to seek alternative investment opportunities, the Company has been able to invest in various opportunities that are environmentally and socially responsible.  Through our investments in the U.S. housing system, we have been able to support affordable housing in communities across the U.S. and have recently had the opportunity to invest in opportunities that support the renewable energy sector.

We are proud to help support home ownership in the U.S. through our investments in residential mortgages.  As investors in residential MBS, we provide mortgage lenders with the capital needed to make additional mortgage loans, thereby allowing homeowners to obtain financing for the homes.  In addition, investors in residential MBS increase the liquidity of the residential mortgage market that contributes to lowering the borrowing cost of residential mortgages thereby increasing the home ownership affordability for families in the U.S.

We recently launched a SFR rental property investment strategy to acquire, lease and operate SFR homes as rental properties.  To execute our SFR investment strategy, we have partnered with a leading global asset manager that has nearly $140 billion of assets under management including approximately $1.5 billion in more than 4,400 SFR properties.  This partnership enables us to leverage our partner’s scale, intellectual capital and access their long-standing best practices in ESG.  Our partner is a signatory of the United Nations Principles for Responsible Investment, which aligns with our commitment to responsible investment practices.  We seek to integrate important ESG factors into our SFR investment decision making and portfolio management in an attempt to deliver sustainable returns that align with the interests and values of our shareholders.  We believe that a focus on certain ESG factors better positions our SFR portfolio to deliver long-term sustainable outcomes and, with the support of our partner, we will be able to better integrate responsible investment and ESG factors into our investment decision making process.  We believe current trends support our SFR investment strategy with a rising housing demand fueled by strong population growth as well as a post-pandemic demand for single-family homes.  In addition, declining housing affordability has increased the home rental demand.  At the same time, there is a limited supply of new housing evidenced by the current growth in the U.S. population outpacing the number of annual housing starts.  By offering quality homes in attractive neighborhoods, we believe we give families the opportunity to reside in a home located in a community that may not have otherwise been attainable.  We consider our investments in SFR properties to fill an important need for a large portion of the U.S. population and complements our other investments that support home ownership in the U.S.

During 2021, we also invested in residential solar panel loans that are sustainable home improvement loans primarily used to finance the acquisition and installation of solar panels and related energy storage systems and equipment in residential homes.  Solar panel loans further align our responsible investing practices while being able to support the environmental benefits of renewable energy.

We hope to continue to build upon our responsible investment practices to further improve our ESG goals.

Environmental Commitment

We are committed to minimizing the overall environmental impact of our operations and strive to use our resources efficiently.  Our corporate headquarters is located in an office space of less than 3,000 square feet.  As an investment firm with a total of 9 employees and minimal office space, our business operations have a relatively modest environmental footprint.  Additionally, our corporate headquarters are located in McLean, VA with access to public transportation and we allow all of our employees to participate in a hybrid work environment which allows them to periodically work remotely which further reduces our environmental footprint by generally lowering vehicle emissions.  We are also committed to various “green” initiatives demonstrated by the following:

•	Our corporate headquarters provide for the use of electric vehicle charging stations;
•	Our office cleaning and pest control is conducted with specific green products;
•	We us single stream recycling and have recycling containers at all desks and common areas;
•	We utilize E-cycling pick-ups and coordination of other recycling initiatives;
•	We offer water cooler accessibility to discourage use of plastic water bottles by employees;
•	We have motion sensor control lighting in offices;
•	We offer employees the ability to work in a hybrid work environment between the corporate office and remotely that reduces the environmental impact of commuting to the office;
•	Our printers and copiers are ENERGY STAR® qualified and RoHS compliant to restrict the use of hazardous substances; and
•	We make use of reusable plates, drinkware and utensils to minimize the waste of disposable kitchen products.

Also, in order to reduce the impact on the environment of our annual proxy solicitation, we have opted to make this proxy statement and our Annual Report available electronically via the Internet, as permitted by SEC rules, rather than in printed form. This “e-proxy” process limits the printing and mailing of this proxy statement which reduces the overall environmental impact as we are no longer printing and delivering high volumes of materials.  We are continually committed to various environmental issues and are actively focused on the management of such issues.

Human Capital Management

We recognize that the success of our company is contingent on our employees and we strive to have highly engaged employees that are committed to each other and our shareholders. We first and foremost prioritize the health and safety of our employees.  At the onset of the COVID-19 pandemic (“COVID-19”), we promptly and securely transitioned the Company’s employees to a fully virtual work environment.  As circumstances continued to develop and change over the last year, we have been able to offer a hybrid work environment for all of our employees.  We also provide our highly skilled employees an engaging, rewarding, supportive and inclusive environment to grow professionally and contribute to the growth and success of the Company. We are committed to providing the best possible climate for maximum development and goal achievement for all of our employees. Our practice is to treat each employee as an individual while developing a spirit of teamwork.  In order to maintain an atmosphere where these goals can be accomplished, we provide a comfortable and progressive workplace. Most importantly, we have a workplace where communication is open and problems can be discussed and resolved in a mutually respectful atmosphere. We take into account individual circumstances and the individual employee.  We firmly believe that with direct communication, we can continue to resolve any difficulties that may arise and develop a mutually beneficial relationship with our employees.  We offer a market competitive compensation program designed to align the interest of our employees with those of our shareholders.  In addition to a competitive compensation program, we offer a 401(k) match, employer-paid health contribution benefits and a flexible leave program to allow for a productive work-life balance.  We believe our success in managing our team of employees is evident in the fact that our current employees have an average tenure of over 15 years.

Shareholder Engagement

We believe that regular, transparent communication with our shareholders is essential, and the input of our shareholders helps us better evaluate our business, corporate governance and executive compensation practices. Our executives regularly strive to engage with current shareholders, prospective shareholders and investment analysts at investor conferences and one-on-one meetings as well as our quarterly earnings conference calls.  Through these engagements, we seek to ensure that our corporate governance practices accommodate the priorities of our shareholders.  Through our outreach program, members of our executives seek to meet regularly with a significant number of our shareholders to discuss our investment portfolio strategy, financial and operating performance, capital allocation, corporate governance and executive compensation practices and to solicit feedback on these and a variety of other topics.  In concert with these ongoing communications, we regularly provide updates on our business strategy, performance and other key developments through a wide range of media including our company website, investor presentations, press releases, SEC filings and our Annual Report and Proxy Statement filings.

We also utilize our proxy season to further engage with our shareholders and have engaged a proxy solicitation and corporate advisory firm to help facilitate our outreach program to help successfully and efficiently cultivate the strongest possible relationship with our shareholders and to obtain feedback and address any questions regarding our investment strategy and executive compensation program.  Further information regarding our shareholder engagement, specifically as it related to our 2021 “Say-on-Pay” vote, is discussed in greater detail under “Compensation Discussion and Analysis —Shareholder Outreach on our Advisory Vote on Executive Compensation”.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives reports from management and its internal auditor, at least quarterly, regarding the Company’s performance, market conditions and assessments of risks that may impact the Company, as well as reports regarding the strategies used to hedge the exposure to market risk, including interest rate, prepayment, extension, spread, credit, liquidity and regulatory risk.  The Audit Committee also receives and discusses regular and required communications from the Company’s independent registered public accounting firm regarding, among other things, the Company’s internal controls. In addition to discussion of these reports, the Audit Committee holds separate quarterly executive sessions with one or more of the chief financial officer, the chief accounting officer, the Company’s internal auditor, and representatives of the Company’s independent public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management.  While the Board (through the Audit Committee) oversees our operational policies and risk management, our management team is responsible for the day-to-day risk management processes and provides periodic reviews to the Board.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

The Board also evaluates the threat of cybersecurity to the Company’s operations and information technology systems.  In light of the increasing cyber threats to all companies, the Company regularly engages a third-party cybersecurity consultant to test and evaluate the security posture of the Company’s information technology and physical security systems.  The Company conducts this analysis to provide the Board with a full review of potential threat detection and remediation recommendations to enhance the Company’s systems.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of shareholders, unless excused by the Chairman (or in the absence of an independent Chairman, the Lead Independent Director) with good cause.  All of our current directors attended the 2021 annual meeting of shareholders.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Faeder (Chairman), Berce and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules.  Further, during 2021, none of our executive officers serve as:

•

a member of the compensation committee (or equivalent) of any other entity, of whose executive officers served as one of our directors or was an immediate family member of a director; or served on our Compensation Committee; or

•	a director of any other entity, one of whose executive officer or their immediate family member served on our Compensation Committee.

Director Stock Ownership Guidelines

Under our ownership guidelines, each member of the Board who is not also an executive officer is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for our non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee periodically, and at least annually, reviews non-employee director compensation to assure that individual cash components and equity awards are appropriately positioned.  Below are certain highlights of the Company’s non-employee compensation program, which are consistent with recognized best practice:

•	No separate meeting fees are paid to our directors, as meeting attendance is an expected part of board service;
•

Approximately half of total director compensation is in DSUs that are fully-vested at grant, to avoid entrenchment, but are required to be held for the duration of service on the Board, increasing alignment of interests with shareholders;

•	Additional annual cash retainers are provided for special roles such as Chairman of the Board and committee chairs to recognize their incremental time and effort; and
•	No benefits or perquisites are provided to non-employee directors.

Our non-employee director compensation for 2021 included:

Element	Amount
Annual Cash Retainer	$80,000
Annual DSU Grant	$80,000
Chairman of the Board Retainer	$25,000
Audit Committee Chair Premium	$20,000
Nominating and Governance Committee Chair Premium	$10,000
Compensation Committee Chair Premium	$10,000

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees and corporate events that directors may be asked to attend.

Director Compensation for 2021

The following table contains compensation information for each of our non-employee directors who served on the Board during the year ended December 31, 2021.  Mr. Tonkel, Jr., our President and Chief Executive Officer, did not receive any compensation for his service as a member of the Board in 2021.

Name	Fees Earned or Paid in Cash(1)	Grant Date Fair Value of DSUs Awarded(2)	Total Compensation
Daniel E. Berce	$105,000	$80,000	$185,000
David W. Faeder	$90,000	$80,000	$170,000
Melinda H. McClure	$80,000	$80,000	$160,000
Ralph S. Michael, III	$100,000	$80,000	$180,000
Anthony P. Nader, III	$90,000	$80,000	$170,000

(1)

As stated above, includes an annual cash retainer paid to each of our non-employee directors.  Additionally, includes retainer for Mr. Berce’s service as Chairman of the Board and retainers for Audit, Nominating and Governance, and Compensation Committee Chair positions for Messrs. Michael, Nader and Faeder, respectively.  The amounts do not reflect any cash dividend equivalent payments made to each non-employee director related to their DSUs.

(2)

In fiscal year 2021, each non-employee director received an award of DSUs with the number of awards calculated to target the grant date values listed in this column, with each DSU valued at $4.08, the closing price of our common stock on the NYSE on the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2021. The DSUs vest immediately on the award grant date.  For more information regarding the valuation of DSU awards granted by us to our non-employee directors, please refer to Note 17 in the notes to our consolidated financial statements included in our Annual Report.

The following chart compares our director median pay compared to the director median pay of our Compensation Peer Group (as defined below under “Compensation Peer Group Analysis”) for 2020, the most recently available data for the Compensation Peer Group (Data Source: Third-party independent data provider that collects data directly from public company SEC filings):

Annual Grant of DSUs to Non-Employee Directors

On June 15, 2021, the date of our 2021 annual meeting of shareholders, each of our non-employee directors received an annual grant of 19,607 DSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our common stock on the NYSE on June 15, 2021.  The DSUs were granted pursuant to the Company’s 2021 Long-Term Incentive Plan.  Prior to the issuance of DSUs, our non-employee directors received annual grants of RSUs pursuant to the Company’s 2014 Long-Term Incentive Plan and the Prior Plans (as defined below).  The award terms of the DSUs and RSUs issued to our non-employee directors (when referenced collectively below, “DSUs”) are materially the same.

A non-employee director’s interest in DSUs awarded pursuant to our 2021 Long-Term Incentive Plan vest immediately on the award grant date. These vested DSUs are converted into shares of our common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the director separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

Prior to the effectiveness of our 2021 Long-Term Incentive Plan and our 2014 Long-Term Incentive Plan, previously awarded RSUs to our non-employee directors were granted pursuant to the Company’s 2011 Long-Term Incentive Plan, the Company’s 2004 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan or the Company’s Non-Employee Director Stock Compensation Plan (collectively, the “Past Plans”). A non-employee director’s interest in RSUs awarded pursuant to one of the Past Plans vested if he served on our Board from the date of grant until the first anniversary of the award. Vested RSUs awarded under the Past Plans ordinarily are converted to shares of common stock on a one-for-one basis, with any fractional share being settled in cash, one year after the participant ceases to be a member of our Board.

DSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding DSUs granted in 2021 to our non-employee directors as discussed above:

Name	Aggregate Number of DSUs Awarded	Grant Date Fair Value of DSUs Awarded(1)	Aggregate Number of DSUs Outstanding at Fiscal Year End
Daniel E. Berce	19,607	$80,000	90,926
David W. Faeder	19,607	$80,000	81,430
Melinda H. McClure	19,607	$80,000	57,314
Ralph S. Michael, III	19,607	$80,000	109,715
Anthony P. Nader, III	19,607	$80,000	76,437

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the last sale price of our common stock on the NYSE on June 15, 2021, which was $4.08.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers for the year ended December 31, 2021 were J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer.  Messrs. Tonkel and Konzmann have been appointed by our Board to serve as our executive officers for the fiscal year ending December 31, 2022.

J. ROCK TONKEL, JR., age 59, is our President and Chief Executive Officer, a position he has held since June 2014. He also has served as a director of the Company since March 2007. From February 2007 until June 2014, he served as our President and Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR.  Prior to this service, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR, a position he assumed in February 2002.  Mr. Tonkel joined FBR in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group.  Prior to joining FBR, Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury.

RICHARD E. KONZMANN, age 53, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since March 2015. Prior to joining the Company, Mr. Konzmann was employed by American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager of publicly traded mortgage real estate investment trusts, business development companies and private equity funds. While at American Capital, Ltd., Mr. Konzmann served as Senior Vice President, Accounting from 2006 to March 2015, Vice President, Accounting from 2003 to 2005 and Corporate Controller from 2002 to 2003. From 1993 to 2002, Mr. Konzmann served in various controllership, finance and asset management roles with Crestline Capital Corporation (NYSE: CLJ) and Host Marriott Corporation (NYSE: HMT). From 1990 to 1993, Mr. Konzmann was employed with the public accounting firm Deloitte and Touche LLP. Mr. Konzmann is a Certified Public Accountant.

STOCK OWNERSHIP INFORMATION

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of the record date, April 18, 2022, certain information concerning the beneficial ownership of our common stock by (i) each of our directors and director nominees, (ii) each of our executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 6862 Elm Street, Suite 320, McLean, Virginia 22101.

Name of Beneficial Owners	Number of Shares of Common Stock		Percent of Class(1)
J. Rock Tonkel, Jr.	804,848	(2)	2.7%
Daniel E. Berce	105,926	(3)		*
David W. Faeder	81,430	(3)		*
Richard E. Konzmann	189,480	(4)		*
Melinda H. McClure	57,314	(3)		*
Ralph S. Michael, III	117,040	(3)		*
Anthony P. Nader, III	76,437	(3)		*
All executive officers and directors (7 persons)	1,432,475		4.8%
5% Holders:
Barclays PLC	1,527,258	(5)	5.1%
The Vanguard Group	1,512,920	(6)	5.1%

*	Less than one percent.
(1)

Based on 29,686,914 shares of common stock outstanding as of April 18, 2022 (unless otherwise indicated). Shares of common stock subject to options or other awards currently exercisable, or exercisable within 60 days of April 18, 2022, are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.

(2)

The number of shares of common stock shown as beneficially owned by Mr. Tonkel in the table above includes 214,041 shares of unvested RSAs.  The number of shares of common stock shown above excludes 2,500 shares held in an irrevocable family trust.  Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.

(3)

The number of shares of common stock shown as beneficially owned by each of our directors and director nominees in the table above includes vested DSUs that we have awarded to our directors in the following amounts: Mr. Berce — 90,926 DSUs; Mr. Faeder — 81,430 DSUs; Ms. McClure — 57,314 DSUs; Mr. Michael — 109,715 DSUs and Mr. Nader — 76,437 DSUs. Vested DSUs are converted to shares of common stock upon the director ceasing to be a member of our Board. See “Information on our Board, its Committees and Corporate Governance — Director Compensation for 2021 — Annual Grant of DSUs to Non-Employee Directors.” DSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

(4)	The number of shares of common stock shown as beneficially owned by Mr. Konzmann in the table above includes 108,118 shares of unvested RSAs.
(5)

The number of shares of common stock shown as beneficially owned by Barclays PLC and certain of its affiliates as of March 14, 2022.  Based solely on information provided directly to the Company by Barclays PLC on behalf of itself and certain of its affiliates on April 5, 2022.  The address of Barclays PLC is 1 Churchill Place, London, E14 5HP, England.

(6)

Based solely on information contained in a Schedule 13G filed by The Vanguard Group on behalf of itself and certain of its affiliates, with the SEC on February 9, 2022.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2021, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Shareholders	784,924	$—	4,506,622
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	784,924	$—	4,506,622

(1)

Consists of awards granted under the 2021 Long-Term Incentive Plan, the 2014 Long-Term Incentive Plan and the Past Plans. This amount includes 436,277 DSUs and 348,647 Performance-based Stock Awards (as defined below under “Compensation Discussion and Analysis”) which represent the number of Performance-based Stock Awards that were potentially able to be earned at target, excluding dividend reinvestments. There is not a weighted-average exercise price for these DSUs and Performance-based Stock Awards.  There are no options or SARs outstanding.  The 2014 Long-Term Incentive Plan and Past Plans have been replaced by the 2021 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the 2014 Long-Term Incentive Plan and the Past Plans remain the same.

(2)

Consists of shares of common stock available for issuance under the 2021 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of RSAs, DSUs and Performance-based Stock Awards. Shares covered by outstanding awards granted pursuant to the 2021 Long-Term Incentive Plan, the 2014 Long-Term Incentive Plan or the Past Plans become available for future grants under the 2021 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflicts of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with such policies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the key features of our compensation strategy, policies, programs and practices for our executive officers that served during the year ended December 31, 2021.  Our executive officers for the year ended December 31, 2021 were J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, Executive Vice President, Chief Financial Officer and Treasurer.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Compensation Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Our Business

We are an investment firm that focuses primarily on investing in mortgage related assets and residential real estate.  Our investment capital is currently allocated between the following asset classes:

•	MSR related assets
•	SFR rental properties
•	agency MBS
•	credit investments

We manage our investment portfolio with the goal of obtaining a high risk-adjusted return on capital. We evaluate the rates of return that can be achieved in each asset class and for each individual investment within an asset class in which we invest. We then evaluate opportunities against the returns available in each of our investment alternatives and attempt to allocate our assets and capital with an emphasis toward what we believe to be the highest risk-adjusted return available. We expect this strategy will cause us to have different allocations of capital and leverage in different market environments.  In addition, we also may pursue other business activities that would utilize our experience in analyzing investment opportunities and applying similar portfolio management skills.

We are a Virginia corporation that was incorporated on November 10, 1997. We are internally managed and do not have an external investment advisor.

Successful Transition of Our Investment Portfolio

The uncertainty and economic impact of COVID-19 continued throughout 2021, and during the last two years, the Company took strategic actions to reduce risk by lowering leverage and increasing our liquidity position as we continued to build a unique investment portfolio of differentiated high return asset classes with compelling growth opportunities in large scale markets.

During the transition of our investment strategy over the last two years, we focused primarily on the following priorities:

•

First, protect shareholder capital from the impact of inflation, rising interest rates and U.S. Federal Reserve monetary tightening policies, while maintaining relative low leverage and strong liquidity;

•

Second, create investment channels which complement our historical agency MBS investment strategy and diversify risk, while improving our prospects for stronger and durable returns over time to maximize shareholder value; and

•	Third, maintain strong financial flexibility in order to return capital to shareholders through aggressively repurchasing shares of our common stock at accretive prices.

The Company has continued to make substantial progress towards our long-term goal of establishing multiple investment channels which complement our historical agency MBS portfolio and diversify risk while improving the Company’s level and reliability of returns over time.  During 2021, we successfully launched our new strategy of acquiring, leasing and operating SFR properties.  We acquired SFR properties that offer attractive current cash returns plus the opportunity to experience additional returns over time through potential home price appreciation.  In addition, the Company continued to expand upon our strategic relationship for investing in MSR related assets. We believe these strategies offer compelling high-return growth opportunities that should result in the intrinsic value of the Company’s platform exceeding its book value over time.  In support of this view, the Company continued to make accretive repurchases of shares of its common stock during 2021.  As we continue to execute on our differentiated investment strategies, we expect higher returns from these investments to provide increased earnings power over time which can form the potential pathway for returning additional capital to shareholders.

Our Performance Highlights

The following are some key financial and operational highlights for the year ended December 31, 2021:

•	We diversified our investment portfolio as part of our overall risk management
•	We successfully launched our new investment platform in SFR rental properties
•	We commenced our initial purchases of SFR properties totaling $61 million with commitments to purchase an additional $20 million
•	We obtained a $150 million five-year financing facility at an attractive fixed cost of funds
•	We grew our capital allocation in MSR related assets to 43%, from 3% at the end of 2020 that produced a total return of 34%
•	We generated a total return on our credit portfolio of 17%
•	We generated $0.17 per diluted common share of non-GAAP core operating income (as defined in our Annual Report)(1)
•	We continued to prioritize the health and safety of all of our employees as the impact from COVID-19 continued
•	We repurchased 9.7% of our outstanding shares of common stock that accreted $0.27 per share to book value
•	We continued to improve our cost structure by reducing our general and administrative expenses by 7% from the prior year
•

We successfully completed a public offering of $37.8 million of 6.00% senior notes due 2026 and redeemed our outstanding 6.625% senior notes due 2023 with an outstanding principal balance of $23.8 million

•	We lowered our total “at-risk” leverage to 1.5 to 1 at December 31, 2021 compared to 2.4 to 1 at December 31, 2020(2)

(1)	For a reconciliation of non-GAAP core operating income to GAAP pre-tax income or loss, see “—Reconciliation of Non-GAAP Measures”.

(2)

The Company’s “at-risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, long-term secured debt, net payable or receivable for unsettled securities, net contractual price of to-be-announced commitments and financing embedded in its MSR financing receivables less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

Summary of Total Direct Compensation Program Elements

In 2021, the Compensation Committee continued and improved upon its approach to executive compensation with the overarching goals of linking pay-for-performance, aligning the interests of management with those of shareholders and retaining top management talent. Our executive compensation program continued to include many performance-based features that provide incentives for our executive officers to achieve both short- and long-term business objectives and was designed to include three direct compensation components: base salary, annual cash incentive and long-term equity incentive compensation opportunities for each executive.  In this regard, the following graphic illustrates the performance-based structure of the total target compensation for each of our executive officers in 2021:

Summarized below is a description of our three direct compensation components and their principal contribution to our compensation objectives, as well as the key highlights with respect to each component for 2021.

Compensation Type	Description	Compensation Objectives and Key Highlights
Base Salary	•Base salaries provide a minimum level of fixed cash compensation that the Compensation Committee analyzes annually using a variety of factors.

•Provides a fixed level of cash compensation based on competitive market data, scope of the individual’s role, experience, and performance.

•Mr. Tonkel has not received an increase in base salary since becoming CEO in 2014 and Mr. Konzmann has not received an increase in base salary since 2016.

Short-Term Cash Incentive

•100% performance-based.

•50% of the target total annual cash bonus opportunity is tied to corporate performance through the achievement of specific measurable quantitative criteria.

•50% of the target total annual cash bonus opportunity is tied to a subjective assessment of the executive’s performance related to a predetermined set of qualitative measurement criteria.

•Total target bonus opportunity of 100% of base salary.

•Eligible to earn between 0% and 200% of the target bonus opportunity based on performance achievements relative to the specific goals.

•The Committee reestablished a rigorous quantitative performance metric component that is tied to the achievement of certain total returns levels of capital invested (“Total Return”) (defined under “Annual Performance-Based Cash Bonus Opportunities”).

•Reward executive for successfully implementing and executing the Company’s transition towards a new investment strategy.

•Creates a direct connection between the success of the Company’s investment strategy and the executives’ financial reward over a short-term horizon.

Long- Term Equity Incentive

•100% at-risk and 75% performance-based over a three-year performance period.

•50% of the incentive is in performance-based RSUs tied to an absolute total stock return (“Absolute TSR RSUs”) (defined under “Long-Term Performance-Based Equity Incentive Awards”).

•25% of the incentive is in performance-based RSUs tied to relative total stock return (“Relative TSR RSUs”) (defined under “Long-Term Performance-Based Equity Incentive Awards”).

•25% of the incentive is in time-based RSAs with a three-year cliff vesting period.

•Total target incentive opportunity of 100% of base salary.

•Eligible to earn between 0% and 250% of the target bonus opportunity for the Absolute TSR RSUs and Relative TSR RSUs, based on performance achievements relative to the specific goals.

•Provides a multi-year performance period.

•The Absolute TSR RSUs and Relative TSR RSUs have rigorous performance metrics over a long-term three-year performance period.

•If TSR during the measurement period is negative, the percentage of the Relative TSR RSUs earned are capped at a maximum of 100% of target.

•Time-based RSAs increase or decrease in value depending on our common stock price performance and do not vest for three years.

•All long-term equity incentive awards align our executive officers with our shareholders’ interests and encourage long-term retention.

Compensation Policies

In furtherance to the highlighted items above, we believe our executive compensation programs and policies reflect a number of governance best practices, including the following:

•

The Compensation Committee regularly works with its independent compensation consultant and the Company’s management to assess any potential risks that may be associated with our compensation policies and practices. See “Compensation Risk Analysis”.

•

We do not have employment agreements with any of our executive officers that provide a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of our Board.

•	The Board has adopted stock ownership guidelines for executive officers that seek to ensure each executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines”.
•

The Board has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy”.

•	The Board has adopted a policy prohibiting employees, officers and directors from engaging in any hedging or pledging of the Company’s equity securities.
•	We do not provide unique perquisites or any special benefits to our executive officers. Our executive officers are eligible to participate in the same benefits programs as all other employees.
•

As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

•	We have a policy that does not allow the revision of any bonus formula for a given fiscal year once it has been established for that year.
•	We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.
•	We hold a shareholder advisory vote on our executive compensation annually as opposed to every two or three years.

Shareholder Outreach on our Advisory Vote on Executive Compensation (“Say-on-Pay”)

At our 2021 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our executive officers as disclosed in our 2021 proxy statement, commonly referred to as a “Say-on-Pay” advisory vote.  We received “For” votes in support of our “Say-on-Pay” proposal from 69.4% of the votes cast.  This was lower than the level of support in prior years.  As mentioned above, we believe that regular, transparent communication with our shareholders is essential, and the input of our shareholders helps us better evaluate our business, corporate governance and our executive compensation practices.  In 2021, we expanded the scope of our shareholder outreach program, with the support of a proxy solicitation and corporate advisory firm, to better understand why we received a lower “Say-on-Pay” vote and to obtain feedback and address any questions regarding our executive compensation program.  Since our 2021 Annual Meeting, we reached out to our shareholders, focusing on our 25 largest shareholders, which represented approximately 93% of our total institutional shareholders and approximately 33% of our total outstanding common stock, as of December 31, 2021.  Some shareholders we contacted either did not respond or confirmed that a discussion was not needed at that time.

Below is additional information on our “Say-on-Pay” outreach:

We Reached Out To Our Top Institutional Shareholders

Topic	What we heard	How we responded
Short-Term Incentive Compensation

•The Company’s annual cash incentive plan for 2020 was found to be discretionary in nature and shareholders prefer awards to be based on measurable performance criteria with less emphasis on subjective criteria.

•In 2021, the Compensation Committee returned to a more balanced performance measurement structure for our short-term incentive compensation program that includes both predetermined measurable quantitative and qualitative performance measurement criteria that is described in further detail below under “Annual Performance-Based Cash Bonus Opportunities”.

Long-Term Incentive Compensation

•A portion of the Company’s long-term incentive awards for 2020 were based on a performance period of one year, subject to a two-year additional vesting period, and shareholders prefer long-term awards to be based on a performance period of at least three years.

•In 2021, the Compensation Committee increased the long-term incentive awards with a three-year performance period to 75% of the total grant value versus only 60% in 2020.  The remaining 25% of awards are time-based that increase or decrease in value depending on our common stock price performance and have a substantial cliff vesting period equaling three years.

Shareholder Outreach	•When a company receives a low level of shareholder support on its “Say-On-Pay” vote, shareholders will look for the company to be responsive to shareholder concerns.

•As mentioned above, the Company expanded the scope of its shareholder outreach program to better understand why we received a lower “Say-on-Pay” vote.

•In 2021 the Compensation Committee adjusted our compensation programs accordingly to better align with our shareholders’ interests and concerns.

Consideration of Shareholder Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

At our 2017 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation commonly referred to as a “say-when-on-pay” advisory vote. Our shareholders overwhelmingly approved holding an advisory vote on executive compensation annually, with approximately 89% of the votes cast voting in favor an annual advisory vote on executive compensation. The Board took into consideration the results of the say-when-on-pay advisory vote and determined that advisory votes on executive compensation will be submitted to shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation.  However, through our ongoing engagement with shareholders, the Board will continue to consider any shareholder concerns and feedback in the future.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business, strategic, operational, governance and risk management objectives and with individual performance towards these objectives.  It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each executive officer, the Compensation Committee considers pay-for-performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives and provide incentives to our executive officers to act in the best interest of our Company. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the executive officers for 2021 was designed to meet the following objectives:

•

Attract and Retain Talented Executives.  Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2021 executive compensation program was designed to motivate, reward and retain highly qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including business experience, past contributions, overall responsibilities and individual performance. In particular, given the relatively small number of employees for a company of our size, the Compensation Committee believes that retention of our executive employees is a key consideration when setting compensation, as a sudden loss of any of our executive employees could adversely impact our Company.

•

Pay-for-Performance.  Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2021 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the achievement of certain performance metrics and the executive’s individual contribution towards the achievement of the Company’s strategic and operational objectives. The Company’s long-term equity incentive plan is designed to provide additional incentives tied to an absolute and relative total stock return performance over a multi-year period.

•

Alignment of Interests with Shareholders.  Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests. This consideration is illustrated by the fact that we have strong stock ownership guidelines and that a large portion of potential compensation payable to our executive officers is in the form of equity of the Company.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board with respect to our compensation structures and policies. Generally, the Compensation Committee is responsible for reviewing existing compensation and benefit policies, including reviewing and approving incentive programs and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Compensation Committee has the duty to evaluate the performance of our executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers.

The Compensation Committee has engaged Semler Brossy as its independent compensation consultant to provide advice and assistance regarding the Company’s executive compensation programs, including the structuring of our 2021 compensation program.  One or more representatives from Semler Brossy meet, from time to time, with the Compensation Committee with respect to various matters, including: (i) a benchmarking review of peer company executive compensation; (ii) the awards of annual incentive compensation; (iii) evaluating the various elements and structure of our overall compensation program in light of current executive compensation practices for companies in our industry; (iv) assisting in the development of an appropriate peer group for compensation related items; and (v) other matters determined by the Compensation Committee.  The Compensation Committee considered advice and recommendations received from Semler Brossy regarding executive compensation matters.  Semler Brossy reported directly to the Compensation Committee, worked with management only under the direction of the Compensation Committee, and did not provide any other advice or consulting services to the Company.  The Compensation Committee assessed the independence factors in accordance with applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that Semler Brossy’s work for the Compensation Committee did not raise any conflicts of interest.

Setting Compensation

Developing recommendations for our Board regarding our compensation programs and the specific elements and levels of compensation for our executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between short- and long-term incentive compensation. Instead, the Compensation Committee relies upon its collective business judgment as applied to the challenges confronting the Company, together with regular compensation peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including Semler Brossy, and information provided by our employees. The Compensation Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance, competitive employment opportunities, and the Company’s overall business strategy. We believe the variety of inputs considered by the Compensation Committee provides a basis for the Compensation Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our executive officers.

Compensation Peer Group Analysis

In structuring the 2021 executive compensation program, the Compensation Committee worked with members of the Company’s management, with the support of Semler Brossy, in considering the compensation practices of certain companies the Compensation Committee deemed to be the Company’s peer group solely for purposes of comparing executive compensation programs (the “Compensation Peer Group”).  From a stock price performance perspective, the Company is compared generally to publicly-traded REITs and specialty finance companies that also invest primarily in residential mortgage assets. However, a significant number of these companies are externally managed and therefore do not disclose sufficient information to be included in the Compensation Peer Group for comparing executive compensation programs.  The Compensation Committee reviews the possible composition of our Compensation Peer Group, including the size of the Compensation Peer Group and the rationale for including certain companies, each of which have similarity to us based on one or more factors, such as business focus, size and/or geography. Because of the limited compensation information available for publicly-traded internally managed REITs, the Compensation Committee developed a Compensation Peer Group that extends beyond publicly-traded REITs and includes both publicly-traded internally managed REITs and specialty finance companies that invest in either residential mortgage assets or other similar financial products and are competitors for executive talent. The Compensation Peer Group was used to help with the structuring and analysis of our 2021 compensation program and consisted of the following companies: Arbor Realty Trust, Inc., Capital Southwest Corporation, Chimera Investment Corporation, Dynex Capital, Inc., Hannon Armstrong Sustainable Infrastructure Capital, Inc., Hercules Capital, Inc., iStar Inc., Ladder Capital Corp., Main Street Capital Corporation, MFA Financial, Inc., New York Mortgage Trust, Inc., and Redwood Trust, Inc.

The following chart compares our Chief Executive Officer’s total pay for 2020, the most recently available data for the Compensation Peer Group, at various percentiles for the chief executive officers of the companies included in our Compensation Peer Group and the Russell 3000.  Total pay is calculated as the total compensation amount reported by each company in their executive compensation tables included in their individual proxy statements.  (Data Source: Third-party independent data provider that collects data directly from public company SEC filings):

Role of Executive Officers in Determining Executive Compensation for Executive Officers

The recommendations of our executive officers also play a role in the compensation decision making process.  They provide the Compensation Committee with certain compensation related data, assess certain achievements and performances, and assist the Compensation Committee with their evaluation of individual performance as well as recommend direct report base salary and short- and long-term incentive awards. The Compensation Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2021 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Performance-Based and Time-Based Equity Incentive Awards.

Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable or “at-risk.” The Compensation Committee seeks to pay our executive officers a competitive base salary in recognition of their job responsibilities for a publicly held company and generally review base salaries for our executives on an annual basis considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Compensation Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of cash and equity incentive opportunity that is available, assuming that performance targets are met or exceeded. The Compensation Committee also considers compensation provided to the executive officers in past years, including any recent adjustments to their respective base salaries. The base salaries for Messrs. Tonkel and Konzmann were unchanged in 2021 as compared to 2020, and Mr. Tonkel has not received an increase in base salary since becoming Chief Executive Officer in 2014 and Mr. Konzmann has not received an increase in base salary since 2016.

The table below presents the base salary for each executive officer for 2021, 2020 and 2019:

Executive Officer	2021 Base Salary	2020 Base Salary	2019 Base Salary
J. Rock Tonkel, Jr.	$800,000	$800,000	$800,000
Richard E. Konzmann	$450,000	$450,000	$450,000

Annual Performance-Based Cash Bonus Opportunities

The annual performance-based cash bonus for our executive officers are administered under our 2021 Long-Term Incentive Plan.  As described above, 50% of the annual performance-based cash bonus is determined by the achievement of a quantitative corporate performance criteria based on Total Return. Total Return is defined as the total realized and unrealized income of the weighted average capital in all MSR related assets, SFR residential properties, credit investments and a targeted amount of capital allocated to levered agency MBS as well as the accretion or dilution from stock repurchases or issuances.  Invested capital excludes capital temporarily invested in agency MBS during the Company’s transition to new investment asset classes.

The Compensation Committee selected Total Return because it directly ties to the success of our executives’ ability to effectively implement and execute the Company’s new investment strategy.  As mentioned above, during the last two years, the Company took strategic actions to reduce risk by lowering leverage and increasing our liquidity position as we continued to build a unique investment portfolio of differentiated high return asset classes with compelling growth opportunities in large scale markets.  The Company made substantial progress towards our long-term goal of establishing multiple investment channels which complement our historical agency MBS portfolio and diversify risk while improving the Company’s level and reliability of returns over time.  The success of this transition is reflected in the Total Return for 2021 which was 13.46%. The Total Return measurement goals were established by the Committee at the beginning of 2021 and the Total Return measurement directly ties each executive’s compensation to the performance of the Company’s ability to execute on our differentiated investment strategies that we expect to create higher returns and provide increased earnings power over time which can form the potential pathway for returning additional capital to shareholders.  The following table summarizes the Total Return performance goals and corresponding payouts as a percentage of base salary for Messrs. Tonkel and Konzmann, with linear interpolation for achievement between the performance levels:

	Total Return Achievement	Bonus Payout (% of Base Salary)
Below Threshold	<7%	0%
Threshold	7%	50%
Target	10%	100%
Maximum	13%	200%

After the Compensation Committee examined our performance under the Total Return measurement goals (weighted 50%) they examined each executive’s individual performance on a subjective basis (weighted 50%) to determine the actual bonus payments to our executive officers. The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based cash bonus otherwise earned by achieving the Total Return goals.

As described above, 50% of the annual performance-based cash bonus was based on the Compensation Committee’s subjective assessment and evaluation of each executive’s performance based upon a set of predetermined qualitative measurement criteria that concentrated on the overall management and operation of the Company, taking into account the executive’s contribution to the protection of the Company, its employees and stakeholders, while continuing to focus on long-term shareholder value. The specific predetermined measurement criteria that the Compensation Committee considered are set forth below:

•	Leadership
•	Advancement of strategic investment initiatives
•	Risk management and appropriate management of leverage
•	Management of short-term funding capability
•	Management of counterparty relationships
•	Corporate governance
•	Financial reporting transparency
•	Investor relations and shareholder communications
•	Staff development and retention of key employees
•	Enhancement of operational functions
•	Expense management

The Compensation Committee conducted a thorough review of each executive’s performance related to the specific predetermined qualitative measurement criteria as well as the overall performance of the Company for 2021.  In particular, the Compensation Committee noted:

•

Our executive officers demonstrated strong leadership. The Committee believes that the executive officers displayed strong leadership during 2021.  The executive officers continued to navigate the Company through an extremely challenging environment caused by COVID-19 by advancing the effective shift in the Company’s investment focus and strategy while actively communicating with employees, members of the Board, counterparties, shareholders and stakeholders.  The executive officers continued to protect shareholder capital from the impact of rising rates, U.S. Federal Reserve monetary tightening policies and inflation while maintaining low leverage and abundant liquidity.

•

We successfully advanced the strategic investment initiatives of the Company.  The executive officers were essential in advancing the effective shift in the Company’s investment focus and strategy by transitioning from a principally monoline agency MBS oriented investment firm to a more balanced and diversified allocation of capital into market opportunities with potentially higher risk-adjusted returns and lower at-risk leverage.  During 2021, the Company successfully executed its strategy of building a unique investment portfolio of differentiated high return asset classes with compelling growth opportunities in large scale markets.  The Company made substantial progress towards the advancement of our long-term goal of establishing multiple investment channels that should complement our existing agency MBS strategy, diversify risk and improve the level and reliability of returns over time.

•

We managed risk. As of December 31, 2021, we lowered the Company’s total “at-risk” leverage ratio to 1.5 to 1 compared to 2.4 to 1 at December 31, 2020, which provides for reduced book value volatility and enhanced portfolio resiliency going forward.  We continued to substantially reduce our corporate risk profile and protected the Company’s balance sheet through lowering our leverage prioritizing liquidity while actively seeking diversification through the allocation of capital into alternative investment opportunities that should diversify risk and potentially improve the level and reliability of returns.  The recent reallocation of our capital into high-performing investments that are less commoditized and more programmatic in nature, offer higher and more durable returns with less volatile outcomes, and require limited recourse leverage compared to typical investments in agency MBS.

•

We managed our funding capability. We successfully established a new $150 million term financing debt facility with an attractive fixed rate cost of funds of 2.76% to fund our investment in SFR and effectively extended the maturity date of our long-term unsecured debt at a lower cost of capital.  We also continued to maintain strong relationships with our lending counterparties and continued to maintain significant funding capacity.

•

We expanded and maintained our various counterparty relationships.  We partnered with a leading global asset manager that has nearly $140 billion of assets under management including approximately $1.5 billion in more than 4,400 single-family residential properties that enables us to leverage our partner’s scale, intellectual capital and access to compelling investment and growth opportunities in the SFR market.  We also continued our strategic relationship with a licensed mortgage servicer to invest in MSRs and expanded and diversified our various funding relationships.

•	We improved and expanded upon our Corporate Governance. We continued to develop upon our ESG practices and disclosures. We also improved and expanded our Board continuing education program.
•

We expanded our financial reporting transparency. We continued to expand and improve the Company’s financial disclosures by enhancing transparency regarding our investments, including additional disclosures related to our new investment initiatives, through our investor presentations and SEC filings.

•	We had consistent communication with our shareholders. We have had consistent public communication with our shareholders regarding the progression of the Company’s investment strategy transition.
•

We expanded our communication with our shareholders.  In addition to our regular, transparent communication with shareholders, we expanded our shareholder outreach to also better understand why we received a lower “Say-on-Pay” vote.

•

We accretively repurchased our common stock.  We repurchased approximately 9.7% of the Company’s outstanding common stock resulting in $0.27 per share of book value accretion, delivering an efficient return of capital to our shareholders.

•	Successfully developed and retained key employees. We retained all key employees while other companies were experiencing high rates of turnover triggered by COVID-19.
•

We enhanced important operational functions.  We were able to continue to improve upon our various information technology functions, banking functions and the Company’s performance monitoring capabilities.

•

We managed and reduced expenses. We continued to improved our cost structure across multiple areas of the Company in an inflationary environment that inhibits cost cutting.  We successfully reduced our general and administrative expenses by 7% from the prior year.

The Committee determined that, based on its subjective assessment and evaluation of the achievement of the predetermined measurement criteria, including a review of a self-assessment provided by the Company’s executives, Messrs. Tonkel and Konzmann merited payout of the qualitative portion of the annual bonus due to the accomplishment of the predetermined measurement criteria (in particular, the key accomplishments discussed above under “Annual Performance-Based Cash Bonus Opportunities”).  However, considering the market conditions during 2021 and the Company’s common stock price trading at a significant discount to its book value during the year, the Compensation Committee, with the support of the executives, exercised its negative discretion and determined to reduce the payout of the qualitative portion of the annual performance-based cash bonus for each executive.  The Committee determined, with the support of Mr. Tonkel, to not pay Mr. Tonkel any payout under the qualitative portion of his annual performance-based cash bonus and reduced Mr. Konzmann’s payout under the qualitative portion of his annual performance-based cash bonus by 70% of that total target bonus amount.

Based on the Compensation Committee’s assessment of the items above and the Total Return for 2021 of 13.46%, annual performance-based cash bonuses were awarded to Messrs. Tonkel and Konzmann for performance in 2021 of $800,000 and $517,500, respectively, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Performance-Based Equity Incentive Awards

The long-term performance-based equity incentive component of our total compensation program is designed to further align the long-term interests of our executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions.  In 2021, the Compensation Committee increased the portion of long-term incentive awards that have a three-year performance measurement period to 75% of the total grant value versus only 60% in 2020.  The remaining 25% of the total grant value is time-based, which will increase or decrease in value depending on our common stock price performance and has a substantial three-year cliff vesting period.  The long-term equity incentives awarded to our executives in 2021 consisted of grants the following types of long-term equity incentive awards:

•

Absolute TSR RSUs (weighted 50%):  Based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period.

•

Relative TSR RSUs (weighted 25%):  Based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) relative to a competitive peer index, consisting of companies listed in the FTSE NAREIT Mortgage Home Financing Index, over a three-year performance period.  If TSR during the measurement period is negative, the percentage of the Relative TSR RSUs earned are capped at a maximum of 100% of target.

•	Time-Based RSAs (weighted 25%): Value increases or decreases depending on the Company’s common stock price performance over a three-year cliff vesting period.

The chart below illustrates the performance and vesting periods for our long-term performance-based equity incentive awards that were granted to the executives in 2021:

The performance-based RSUs and past Performance Stock Units (“PSUs”) (collectively, “Performance-based Stock Awards”) granted to executive officers of the Company are convertible into shares of the Company’s common stock following the applicable performance periods to the extent they are earned.  The PSUs previously granted to executive officers consisted of three types of awards (i) PSUs that are eligible to vest based on the Company’s compound annualized growth in the Company’s book value per share (i.e., book value change with such adjustments as determined and approved by the Compensation Committee plus dividends on a reinvested basis) over a three-year performance period (“Book Value PSUs”), (ii) PSUs that are eligible to vest based on the Company’s compound annualized total shareholder return, which includes share price changes plus dividends on a compound, reinvested basis, over a three-year performance period as measured relative to a competitive peer group, consisting of companies listed in the FTSE NAREIT Mortgage Home Financing Index (“Relative TSR PSUs”), and (iii) PSUs that are eligible to vest on the third anniversary of the grant date based on a return on equity performance metric (“ROE PSUs”) over a one-year performance period.  The vesting of Performance-based Stock Awards are subject to both continued employment under the terms of the award agreement and the achievement of the Company performance goals established by the Compensation Committee.

On June 15, 2021, the Compensation Committee awarded a target number of long-term equity incentive awards that consisted of performance-based RSUs and time-based RSAs with an aggregate grant date fair value equal to 100% of each executive’s base salary.  Absolute TSR RSUs represented 50% of the total award grant date fair value, Relative TSR RSUs represented 25% of the total award grant date fair value, and time-based RSAs represented 25% of the total award grant date fair value.

For the Absolute TSR RSUs and Relative TSR RSUs granted in 2021, the Compensation Committee established a three-year performance period.  The actual number of shares of common stock that will be issued to each executive at the end of the applicable performance period will vary between 0% and 250% of the target number of the Absolute TSR RSUs and Relative TSR RSUs granted, depending on performance results. If the minimum threshold level of performance goals is not achieved, no awards are earned. To the extent the performance results are between the minimum threshold level and maximum level of the performance goals, between 50% to 250% of the target number of Absolute TSR RSUs and Relative TSR RSUs granted will be earned.  If TSR during the measurement period is negative, the percentage of the Relative TSR RSUs earned are capped at a maximum of 100% of target.  Upon settlement, vested Absolute TSR RSUs and Relative TSR RSUs are converted into shares of the Company’s common stock on a one-for-one basis.

The performance goals applicable to Performance-based Stock Awards are determined each year by the Compensation Committee and based on, among other things, the Compensation Committee’s review of various historical and expected future performance metrics of the Company and other companies in the same industry, current and expected future market conditions, as well as advice and data from independent consultants.  The performance goals and payout schedule applicable to the Absolute TSR RSUs and Relative TSR RSUs granted in 2021 are set forth below:

	Absolute TSR RSUs (weighted 50% of Total Grant-Date Fair Value)		Relative TSR RSUs (weighted 25% of Total Grant-Date Fair Value)
	Compound Annualized Total Shareholder Return	Percent of Target PSUs Earned	Percentile Ranking	Percent of Target PSUs Earned
	< 3.0%	0%	< 30th	0%
Threshold	3.0%	50%	30th	50%
Target	6.5%	100%	55th	100%
Maximum	>=10.0%	250%	>=80th	250%

Performance-based Stock Awards do not have any voting rights. No dividends are paid on outstanding Performance-based Stock Awards during the applicable performance period. Instead, dividend equivalents are accrued on outstanding Performance-based Stock Awards during the applicable performance period, deemed invested in shares of the Company’s common stock and are paid out in shares of common stock at the end of the performance period to the extent that the underlying Performance-based Stock Awards are earned and vest.  Performance-based Stock Awards that are earned following the performance period are converted into shares of the Company’s common stock on a one-for-one basis. These earned Performance-based Stock Awards and dividend equivalents are settled in whole shares of common stock with a cash payment in lieu of any fractional share.

Time-based RSAs have the same voting rights as the Company’s common stock.  Dividends declared and paid by the Company on its common stock will be paid in cash on the shares of RSAs, but any such dividend payments will be treated as compensation reportable on the executive’s Form W-2.  Vested RSAs are settled in whole shares of the Company’s common stock with a cash payment in lieu of any fractional share.

Stock Grants

The threshold, target and maximum share awards for the Performance-based Stock Awards and the number of shares for the Time-Based RSAs granted to the Company’s executive officers on June 15, 2021 are as follows:

	Absolute TSR RSUs			Relative TSR RSUs			Time-Based RSAs
Name and Title	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)	Grant Value (#)(3)
J. Rock Tonkel, Jr.	29,028	58,055	145,138	15,267	30,534	76,335	49,019
Richard E. Konzmann	16,328	32,656	81,640	8,588	17,176	42,940	27,573

(1)

To determine the target number of Absolute TSR RSUs to grant to each executive officer, the Compensation Committee calculated a target grant date fair value for the award equal to 50% of base salary for each executive officer, then divided that amount by $6.89, the fair value per target unit on the grant date calculated using a Monte Carlo simulation model on the grant date.

(2)

To determine the target number of Relative TSR RSUs to grant to each executive officer, the Compensation Committee calculated a target grant date fair value for the award equal to 25% of base salary for each executive officer, then divided that amount by $6.55, the fair value per target unit on the grant date calculated using a Monte Carlo simulation model on the grant date.

(3)

To determine the number of Time-Based RSAs to grant to each executive officer, the Compensation Committee used a grant date fair value for the award equal to 25% of base salary for each executive officer, then divided that amount by $4.08, the last reported sale price of our common stock on the NYSE on the grant date.

The right to receive shares of common stock upon the vesting of Performance-based Stock Awards at the end of the performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of Performance-based Stock Awards that are earned under the performance targets are pro-rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the Performance-based Stock Awards have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of Performance-based Stock Awards earned under the performance targets. In the event of a change in control, the number of Performance-based Stock Awards granted in 2021 that are outstanding and unearned at the time of the change in control shall become exercisable, vest or become free of restrictions, etc. as if the performance goals or objectives are achieved to the maximum extent.  Except as described above, or as the Compensation Committee at any time may otherwise determine, an awardee will forfeit the right to any Performance-based Stock Awards or restricted stock if he or she terminates employment before the vesting date.

Long-Term Performance-Based Equity Incentive:  Successfully Aligning Compensation with Historical Performance

Our executive compensation program includes performance-based features to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives, including through short-term annual cash incentives and long-term equity incentives.  The Company’s current and past long-term equity incentive plans have been designed to align the incentives of our executive officers with the performance of the Company’s total book value return, total stock return and return on equity.

Historically, our executive officers’ actual long-term equity performance-based compensation earned over the relevant completed performance periods have been substantially lower than the target long-term equity performance compensation as reflected in the Summary Compensation Tables disclosed in our annual proxies as a result of the Company’s actual book value and stock price performance compared to the rigorous target performance measurements established by the Compensation Committee.  The Company is required to disclose the target long-term equity performance compensation as of the grant date in its Summary Compensation Tables.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers’ 2021, 2020 and 2019 realized compensation consisted of variable performance-based annual and long-term incentive compensation. As an illustration of our commitment to pay for performance, the table below shows our executive officers’ total compensation as reported in the “Summary Compensation Table for 2021”, compared to the substantially lower total amount of compensation actually realized by our executive officers for each such year. The table below supplements, but does not replace, the “Summary Compensation Table for 2021” on page 51:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Comp.(1)	Stock Awards (2)	All Other Comp.(3)	Total Realized Value of Long-Term Equity Incentive Awards(4)	Total Reported Comp.(5)	Total Realized Comp.(6)
J. Rock Tonkel, Jr.	2021	$800,000	$800,000	$800,000	$18,545	$148,970	$2,418,545	$1,767,515
	2020	$800,000	$520,000	$800,000	$18,345	$81,463	$2,138,345	$1,419,808
	2019	$800,000	$775,000	$800,000	$12,838	$—	$2,387,838	$1,587,838
Richard E. Konzmann	2021	$450,000	$517,500	$450,000	$12,241	$67,035	$1,429,741	$1,046,776
	2020	$450,000	$337,500	$360,000	$12,041	$36,657	$1,159,541	$836,199
	2019	$450,000	$495,563	$360,000	$11,868	$48,992	$1,317,431	$1,006,423

(1)

For the 2021 performance year, Messrs. Tonkel and Konzmann received annual performance-based cash bonuses in the amount of $800,000 and $517,500 respectively, in recognition of the achievement of a predetermined Total Return measurement goal for the quantitative portion of the bonus, as well as the achievement of the predetermined qualitative measurement criteria, of which the Compensation Committee applied its negative discretion to reduce that portion of the earned bonus.

(2)

Represents the aggregate grant date fair value of the Performance-based Stock Awards made in 2021, 2020 and 2019 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 17 to our consolidated financial statements, which are included in our Annual Report. The amounts reported under this column include the combination of Absolute TSR RSUs, Relative TSR RSUs, time-based RSAs, Book Value PSUs, Relative TSR PSUs and ROE PSUs which are described under “Compensation Discussion and Analysis — Long-Term Performance-Based Equity Incentive Awards.” Details regarding the Performance-based Stock Awards granted in 2021 can be found in the table “Grants of Plan-Based Awards for 2021.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At 2021 Fiscal Year End.”

(3)	Amounts in this column represent (i) the employer matching contributions under the Company’s 401(k) Plan and (ii) life insurance premiums paid by the Company.
(4)

The amounts in this column represent previously awarded long-term equity incentive awards that vested during the reported year (calculated using the share price of the Company’s common stock on the applicable vesting date).

(5)	The amounts in this column represent the Total Compensation that is required to be reported in the “Summary Compensation Table for 2021” on page 51.
(6)

The amounts in this column represents the total realized compensation actually received by the executive.  Includes the executive’s base salary, realized annual performance-based cash bonus and previously awarded long-term equity incentive awards that vested during the reported year (calculated using the share price of the Company’s common stock on the applicable vesting date).

The historical results of the Company’s long-term equity incentive compensation programs have demonstrated their overarching rigorous performance nature that works to align the interests of the Company’s management with that of its shareholders over the long-term.  Performance-based Stock Awards that are earned or vested are dependent on the achievement of the various rigorous performance measures.  This is displayed in the following graphic that compares the executive officer’s total maximum Performance-based Stock Award opportunity potential to the actual value that has been realized or expected to be earned for the Performance-based Stock Awards granted from 2015 through 2020:

Realized Value of Past Executive Performance-based Stock Award Grants

(1)

Represents the maximum potential Performance-based Stock Award grant value that were unearned, or expected to be unearned as of December 31, 2021, over the performance period.  The actual performance results may differ resulting in all, or a portion, of the Performance-based Stock Awards granted in 2019 and 2020 to be earned. For Performance-based Stock Awards with performance periods that were not completed as of December 31, 2021, expected returns assume no change in the book value per share or stock price of the Company or constituents in the FTSE NAREIT Mortgage Home Financing Index as applicable.

(2)	Represents Performance-based Stock Awards that were earned, or expected to be earned, as of December 31, 2021.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for our executive officers that were designed to require the executive officers to maintain ownership of a minimum number of shares of the Company’s common stock. Under the ownership guidelines, each executive officer is required to retain one-half of all shares distributed from the Company and one-half of all shares realized upon the exercise of stock options or vesting of stock awards, not including any shares sold or tendered by the executive officer to pay taxes and associated costs due as a result of such distribution, exercise or vesting, until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock determined in accordance with the guidelines:

•	J. Rock Tonkel, Jr.	—	$4,000,000 (five times the then-current base salary)
•	Richard E. Konzmann	—	$675,000 (one and a half times the then-current base salary)

As of April 18, 2022, the executive officers beneficially owned 3.3% of our outstanding common stock in aggregate.  Mr. Tonkel is among the largest shareholders of our Company and has personally been a consistent buyer of the Company’s stock.  Since January 1, 2020, as previously announced publicly, Mr. Tonkel has purchased 215,000 shares of the Company’s common stock (120,000 shares during 2020; 55,000 shares during 2021; and 40,000 shares during 2022) in the open market for an aggregate purchase value of approximately $667,000, based on the weighted average share price at the time of purchase.  Mr. Konzmann also purchased 40,000 shares of the Company’s common stock in the open market during that time for an aggregate purchase value of approximately $104,000, based on the weighted average share price at the time of purchase.  The Committee believes that the current equity holdings of the executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

The Board has adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by the Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by the Company within twelve months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our executive officers. We do not provide tax “gross up” payments or other tax reimbursement payments to our executive officers.

Our executive officers are eligible to participate in our group health insurance, life insurance benefit, 401(k) match and other programs on the same terms as our other employees.

Retirement Benefits

We do not provide defined benefit plans, nonqualified deferred compensation plans or other retirement benefits to our executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code generally provides that a public company may not deduct compensation in excess of $1 million paid in any taxable year to any executive officer who is named in the Summary Compensation Table (who are referred to as “covered employees” in Section 162(m)).  The Committee considers the Section 162(m) deduction limit when it assesses the Company’s executive compensation practices.  However, in order to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote our Company’s goals, including retention and providing incentives to the executive officers, the Committee has not adopted a policy that all compensation must be deductible and may authorize payments to executives that may not be fully deductible if the Committee believes that the payments are in the Company’s interests.  Furthermore, as a REIT, we are generally not subject to federal and state corporate income tax and therefore tax deductions are less valuable to us than to many other corporations. Thus, current compensation awarded in excess of $1 million to our executive officers generally will not be deductible.

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our executive officers. We use variable compensation for all of our executive officers, with a focus on performance. We provide a balance between short- and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Compensation Committee retains the right to reduce overall and individual awards. The Compensation Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

Reconciliation of Non-GAAP Measures

In addition to the financial results reported in accordance with generally accepted accounting principles applied in the United States (“GAAP”), the Company reported non-GAAP core operating income measures. Further information on the Company’s non-GAAP measures can be found in the Company’s Annual Report. The following table presents our computation of non-GAAP core operating income for the year ended December 31, 2021 (amounts in thousands, except per share amounts):

2021
Interest income and other income	$25,530
TBA dollar roll income	4,143
Interest expense	(2,943)
Interest rate swap net interest expense	(2,929)
Economic net interest income from financial assets	23,801
Investments in SFR properties
Rent Revenues	259
Property operating expenses, excluding depreciation	(330)
Interest expense	(151)
Net operating loss from SFR properties, excluding depreciation	(222)
Core general and administrative expense	(9,621)
Long-term unsecured debt interest expense	(5,112)
Preferred stock dividend	(2,916)
Income tax provision for TRS core operating income	(286)
Non-GAAP core operating income	$5,644

Non-GAAP core operating income per diluted common share	$0.17
Weighted average diluted common shares outstanding	32,626

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the year ended December 31, 2021 (amounts in thousands):

2021
Net loss attributable to common stock	$(12,431)
Add (less):
Investment and derivative loss, net	13,199
Stock-based compensation expense	2,083
Income tax provision for TRS investment gain	1,280
Depreciation of SFR properties	299
Add back:
TBA dollar roll income	4,143
Interest rate swap net interest expense	(2,929)
Non-GAAP core operating income	$5,644

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2021

In accordance with the rules of the SEC, the following table contains compensation information for each of our executive officers for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Comp.(1)	Stock Awards (2)	All Other Comp.(3)	Total
J. Rock Tonkel, Jr.	2021	$800,000	$800,000	$800,000	$18,545	$2,418,545
Chief Executive Officer and	2020	$800,000	$520,000	$800,000	$18,345	$2,138,345
President	2019	$800,000	$775,000	$800,000	$12,838	$2,387,838
Richard E. Konzmann	2021	$450,000	$517,500	$450,000	$12,241	$1,429,741
Executive Vice President, Chief	2020	$450,000	$337,500	$360,000	$12,041	$1,159,541
Financial Officer and Treasurer	2019	$450,000	$495,563	$360,000	$11,868	$1,317,431

(1)

For the 2021 performance year, Messrs. Tonkel and Konzmann received annual performance-based cash bonuses in the amount of $800,000 and $517,500 respectively, in recognition of the achievement of a predetermined Total Return measurement goal for the quantitative portion of the bonus, as well as the achievement of the predetermined qualitative measurement criteria, of which the Compensation Committee applied its negative discretion to reduce that portion of the earned bonus.

(2)

Represents the aggregate grant date fair value of the Performance-based Stock Awards made in 2021, 2020 and 2019 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 17 to our consolidated financial statements, which are included in our Annual Report. The amounts reported under this column include the combination of Absolute TSR RSUs, Relative TSR RSUs, time-based RSAs, Book Value PSUs, Relative TSR PSUs and ROE PSUs which are described under “Compensation Discussion and Analysis — Long-Term Performance-Based Equity Incentive Awards.” Details regarding the Performance-based Stock Awards granted in 2021 can be found in the table “Grants of Plan-Based Awards for 2021.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At 2021 Fiscal Year End.”

(3)	Amounts in this column represent (i) the employer matching contributions under the Company’s 401(k) Plan and (ii) life insurance premiums paid by the Company.

Grants of Plan-Based Awards for 2021

Messrs. Tonkel and Konzmann received performance-based non-equity incentive plan awards for their performance in 2021 and also received equity incentive plan awards in 2021. Our non-equity incentive plan consists of performance-based cash awards and our equity incentive plan consists of two types of Performance-based Stock Award and time-based RSAs, all of which are described in this proxy statement under “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Performance-Based Cash Bonus Opportunities and — Long-Term Performance-Based Equity Incentive Plan Awards.”

The table below summarizes the non-equity incentive plan awards and the equity incentive plan awards granted to our executive officers in 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant-Date Fair Value of
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Stock and Option Awards
J. Rock Tonkel, Jr.			$400,000	$800,000	$1,600,000
	6/15/2021	(2)				29,028	58,055	145,138	—	$400,000
	6/15/2021	(3)				15,267	30,534	76,335	—	$200,000
	6/15/2021	(4)				—	—	—	49,019	$200,000
Richard E. Konzmann			$225,000	$450,000	$900,000
	6/15/2021	(2)				16,328	32,656	81,640	—	$225,000
	6/15/2021	(3)				8,588	17,176	42,940	—	$112,500
	6/15/2021	(4)				—	—	—	27,573	$112,500

(1)	Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2021. Actual awards earned are shown in the “Summary Compensation Table for 2021”.
(2)

Represents grants of Absolute TSR RSUs pursuant to the 2021 Long-Term Incentive Plan. These Performance-based Stock Awards are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period.  To determine the target number of Absolute TSR RSUs to grant to each executive officer, the Compensation Committee calculated a target grant date fair value for the award equal to 50% of the base salary for each executive officer, then divided that amount by $6.89, the fair value per Relative TSR PSU on the grant date calculated using a Monte Carlo simulation model.

(3)

Represents grants of Relative TSR RSUs pursuant to the 2021 Long-Term Incentive Plan. These Performance-based Stock Awards are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period as measured relative to a competitive peer group over a three-year performance period.  To determine the target number of Relative TSR RSUs to grant to each executive officer, the Compensation Committee calculated a target grant date fair value for the award equal to 25% of the base salary for each executive officer, then divided that amount by $6.55, the fair value per Relative TSR PSU on the grant date calculated using a Monte Carlo simulation model.

(4)

Represents grants of Time-Based RSAs pursuant to the 2021 Long-Term Incentive Plan. These Time-Based RSAs are eligible to vest after a three-year vesting period.  To determine the number of Time-Based RSAs to grant to each executive officer, the Compensation Committee calculated a grant date fair value for the award equal to 25% of the base salary for each executive officer, then divided that amount by $4.08, the last reported sale price of our common stock on the NYSE on the grant date.

Outstanding Equity Awards at 2021 Fiscal Year-End

The table below summarizes the outstanding equity incentive plan awards as of December 31, 2021. The information in the table assumes that the target amount of performance-based awards is earned over the applicable future performance period. These amounts may not correspond to the actual number of shares or market value that will be earned by each executive officer.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
J. Rock Tonkel, Jr.	158,175	$553,613	233,573	$817,506
Richard E. Konzmann	76,693	$268,426	115,074	$402,759

(1)	Represents shares of RSAs granted to Messrs. Tonkel and Konzmann. These RSAs vest according to the following schedule:
Name	RSAs	Vesting Details
J. Rock Tonkel, Jr.	52,519	Performance-based Stock Awards that were granted on 7/1/2019 and were earned and converted to RSAs on 7/1/2020. These RSAs vest and become nonforfeitable on 7/1/2022.
	56,637	Performance-based Stock Awards that were granted on 2/3/2020 and were earned and converted to RSAs on 2/3/2021. These RSAs vest and become nonforfeitable on 2/3/2023.
	49,019	Time-Based RSAs granted on 6/15/2021 that vest and become nonforfeitable on 6/15/2024.
Subtotal	158,175
Richard E. Konzmann	23,633	Performance-based Stock Awards that were granted on 7/1/2019 and were earned and converted to RSAs on 7/1/2020. These RSAs vest and become nonforfeitable on 7/1/2022.
	25,487	Performance-based Stock Awards that were granted on 2/3/2020 and were earned and converted to RSAs on 2/3/2021. These RSAs vest and become nonforfeitable on 2/3/2023.
	27,573	Time-Based RSAs granted on 6/15/2021 that vest and become nonforfeitable on 6/15/2024.
Subtotal	76,693
(2)	Calculated using a share price of $3.50, the last sale reported trading price of our common stock on the NYSE as of December 31, 2021.
(3)

Represents the target number of Absolute TSR RSUs, Relative TSR RSUs, Book Value PSUs, and Relative TSR PSUs that were potentially issuable as of December 31, 2021. These Performance-based Stock Awards vest, based on performance, according to the following schedule:

Name	Performance-Based Stock Award Type	Target Number of Shares	Vesting Date
J. Rock Tonkel, Jr.	2019 Book Value PSUs	46,852	7/1/2022
	2019 Relative TSR PSUs	18,605	7/1/2022
	2020 Book Value PSUs	56,637	2/3/2023
	2020 Relative TSR PSUs	22,890	2/3/2023
	2021 Absolute TSR RSUs	58,055	6/15/2024
	2021 Relative TSR RSUs	30,534	6/15/2024
Subtotal		233,573
Richard E. Konzmann	2019 Book Value PSUs	21,083	7/1/2022
	2019 Relative TSR PSUs	8,372	7/1/2022
	2020 Book Value PSUs	25,487	2/3/2023
	2020 Relative TSR PSUs	10,300	2/3/2023
	2021 Absolute TSR RSUs	32,656	6/15/2024
	2021 Relative TSR RSUs	17,176	6/15/2024
Subtotal		115,074

Stock Vested

The following table sets forth certain information regarding vesting of stock awards to our executive officers during the year ended December 31, 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
J. Rock Tonkel, Jr.	36,692	$148,970
Richard E. Konzmann	16,511	$67,035

(1)	Represents vested shares of RSAs granted on July 1, 2019, upon the earning of Performance-based Stock Awards originally awarded on July 1, 2018 pursuant to the Company’s 2014 Long-Term Incentive Plan.
(2)	The value realized on vesting is computed by multiplying the number of shares that vested by the market value of the underlying shares on the applicable vesting date.

Post-Termination Compensation; Potential Payments Upon a Change in Control

On January 27, 2017, we entered into a Change in Control Continuity Agreement (a “CICC Agreement” and collectively for Messrs. Tonkel and Konzmann, the “CICC Agreements”) with each of our executive officers.  Each CICC Agreement is a “double-trigger” agreement where severance benefits are only due upon a change in control and a qualifying termination event.  Upon a change in control of the Company (the “Effective Date”), the CICC Agreements become effective for a two-year employment period (the “Employment Period”). During the Employment Period, each executive officer will be entitled to (i) an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to the executive officer during the one-year period preceding the Effective Date, (ii) an annual bonus opportunity and long-term incentive opportunities at least as favorable as those provided to the executive officer immediately prior to the Effective Date, or, if more favorable, the opportunities provided to peer executives following the Effective Date and (iii) benefits at least as favorable as those provided under the plans in effect prior to the Effective Date or, if more favorable, those provided to peer executives following the Effective Date.  If, during the Employment Period, the executive officer’s employment is terminated by the Company without Cause (as defined in the CICC Agreements) or the executive officer terminates his employment with Good Reason (as defined in the CICC Agreements), the executive officer is entitled to receive the following amounts and benefits:

•

an amount equal to the product of (i) 2.5, in the case of Mr. Tonkel, or 2.0, in the case of Mr. Konzmann, and (ii) the sum of (a) the executive officer’s base salary and (b) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year period prior to the Effective Date;

•	an amount equal to the pro rata target annual bonus for the year of termination;
•

an amount equal to the product of (i) the sum of (a) 125% of the monthly COBRA premiums for coverage under the Company’s health care plans and (b) 125% of the monthly premium for coverage (based on the rate paid for active employees) under the Company’s life insurance plans, and (ii) 30 months, in the case of Mr. Tonkel, or 24 months, in the case of Mr. Konzmann; and

•	outplacement services.

Our Board determined that it was in the best interest of the Company and its shareholders to enter into the CICC Agreements to ensure continuity in our executive management and to minimize disruptions in our operations in the case of a change in control.  The Board believes it is important to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change in control and to encourage the executive officers’ full attention and dedication to the Company in the event of any threatened or pending change in control.  Our Board determined that providing severance protection to our executive officers following a change in control enhances alignment with the Company’s shareholder interests by neutralizing the potential for management opposition to a potential transaction that is beneficial for its shareholders but could cost management their jobs.

Unvested stock options, restricted stock awards, and Performance-based Stock Awards held by grantees, including those held by executive officers, may vest upon a change in control or in connection with an executive’s termination following a change in control as provided under the terms of either our 2021 Long-Term Incentive Plan or 2014 Long-Term Incentive Plan as applicable and individual grant agreements.

Payments payable under the CICC Agreements to each executive officer would be reduced to the extent that the executive officer would be subject to an excise tax under Section 280G and 4999 of the Internal Revenue Code, unless the executive officer would be better off on an after-tax basis receiving all such payments.

The following table summarizes the estimated payments to be made under the CICC Agreements for each executive officer following a change in control and a qualifying termination event.  In accordance with SEC regulations, the following table does not include any amount to be provided to an executive officer under any arrangement that does not discriminate in scope, terms or operation in favor of the executive officer and that are available generally to all salaried employees.  Also, the following table includes duplicate information already provided in the outstanding equity awards at fiscal year-end table to the extent that the amount payable to the executive officer may be enhanced or accelerated by the qualifying termination event.  The amounts in the following table are hypothetical and based on SEC regulations.  Actual payments will depend on the circumstances and timing of any termination.

In accordance with SEC regulations, for purposes of the quantitative disclosure in the following table, we have assumed that the termination took place on December 31, 2021, and that the price per share of our common stock is $3.50, the last sale reported trading price of our common stock on the NYSE as of December 31, 2021.

The information below constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

Executive Officer Benefits and Payments upon Termination	Termination by Company Without Cause or Termination by Executive for Good Reason	Termination by Company Without Cause or Termination by Executive for Good Reason, Each in Connection with a Change in Control	Death or Disability	Termination by Company for Cause or Voluntary Termination by Executive Without Good Reason
J. Rock Tonkel, Jr.
Severance Amount	$—	$3,745,833	$—	$—
Accelerated Equity Awards	$553,613	$1,328,766	$553,613	$—
Insurance Benefits	$—	$178,026	$—	$—
TOTAL	$553,613	$5,252,625	$553,613	$—

Richard E. Konzmann
Severance Amount	$—	$1,800,375	$—	$—
Accelerated Equity Awards	$268,426	$704,456	$268,426	$—
Insurance Benefits	$—	$126,661	$—	$—
TOTAL	$268,426	$2,631,492	$268,426	$—

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

THE COMPENSATION COMMITTEE

David W. Faeder, Chairman

Daniel E. Berce

Ralph S. Michael, III

May 2, 2022

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2021 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board.  In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman

Daniel E. Berce

Melinda H. McClure

Anthony P. Nader, III

May 2, 2022

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this proxy statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

By Order of the Board of Directors,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary

May 2, 2022

Appendix A

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Second Amendment”) is made as of this 11th day of April, 2022 between ARLINGTON ASSET INVESTMENT CORP., Virginia Corporation formerly known as Friedman, Billings, Ramsey Group, Inc. (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Rights Agent”).

RECITALS

A.The Company and the Rights Agent are parties to that certain Rights Agreement, dated as of June 5, 2009, as amended by that certain First Amendment to the Rights Agreement, between the Company and the Rights Agent, dated April 13, 2018 (as so amended, the “Rights Agreement”).

B.Pursuant to Section 26 of the Rights Agreement, prior to the Distribution Date, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights, with any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent.  The Distribution Date has not yet occurred.

C.The Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Rights Agreement as provided in this Second Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.Definitions.  Except as otherwise set forth in this Second Amendment, each capitalized term used in this Second Amendment shall have the meaning for such term set forth in the Rights Agreement.

2.Definition of “Agreement.”  From and after the date hereof, all references in the Rights Agreement to the “Agreement” shall mean and refer to the Rights Agreement as modified by this Second Amendment.

3.Definition of “Expiration Date.”  Section 1(x) of the Rights Agreement is hereby amended by deleting the reference to “June 4, 2019” and replacing it with a reference to “the final date of the Company’s 2022 annual meeting of shareholders.”

4.Definition of “Final Expiration Date.”  Section 1(y) of the Rights Agreement is hereby amended by deleting the reference to “June 4, 2022” and replacing it with a reference to “June 4, 2025.”

5.Definition of “Purchase Price.”  Section 1(dd) of the Rights Agreement is hereby amended by deleting the reference to “$70.00” and replacing it with a reference to “$21.30.”

6.Form of Rights Certificate.  Exhibit B to the Rights Agreement is hereby amended as follows:

1.	By deleting each reference to “June 4, 2022” included in Exhibit B and replacing it with a reference to “June 4, 2025.”

2.	By deleting the reference to “$70.00” and replacing it with a reference to “$21.30.”

7.Summary of Rights.  Exhibit C to the Rights Agreement is hereby amended as follows:

1.	By deleting the reference to “June 4, 2022” and replacing it with a reference to “June 4, 2025.”

A-1

2.	By deleting the reference to “June 4, 2019” and replacing it with a reference to “June 4, 2022.”

3.	By deleting the reference to “$70.00” and replacing it with a reference to “$21.30.”

8.Ratification of Agreement.  Except as specifically modified by this Second Amendment, the Rights Agreement remains in full force and effect and is hereby ratified, confirmed and reaffirmed for all purposes and in all respects.

9.Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one original; provided, however, this Second Amendment shall not be effective unless and until signed by the Company and the Rights Agent.

Company:

ARLINGTON ASSET INVESTMENT CORP.

By:/s/ Richard E. Konzmann Name:Richard E. Konzmann
Title:Executive Vice President, Chief Financial Officer and Treasurer
RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:/s/ Joseph Dooley
Name:Joseph Dooley
Title:Senior Vice President

A-2

ARLINGTON ASSET INVESTMENT CORP. ATTN: MR. SCOTT PARISH 6862 ELM ST. SUITE 320 MCLEAN, VA 22101SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 1. Election of Directors Nominees For Against Abstain 1a. Daniel E. Berce 1b. David W. Faeder 1c. Melinda H. McClure 1d. Ralph S. Michael, III 1e. Anthony P. Nader, III 1f. J. Rock Tonkel, Jr. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2022. 3. Advisory approval of the compensation of the Company's executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 4. To ratify a second amendment to the Company's Shareholder Rights Agreement. The Board of Directors recommends you vote AGAINST proposal 5. For Against Abstain 5. To consider a shareholder proposal regarding the recommendation that the Board take all lawful, extraordinary actions necessary to effectuate the liquidation of the Company. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] Date Date 0000561499_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.comARLINGTON ASSET INVESTMENT CORP. Annual Meeting of Shareholders June 16, 2022 9:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) J. Rock Tonkel, Jr. and Richard E. Konzmann, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of ARLINGTON ASSET INVESTMENT CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 16, 2022, at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue NW, 9th Floor, Washington, DC 20037, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.